Exhibit 10.16

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Software License, Customization and Maintenance Agreement

Agreement Number:	CW251207

Effective Date:	11/4/10

Company Name:	Cardlytics, Inc.

Company Address:	621 North Avenue NE
Suite C-30
Atlanta, GA 30308

Company Telephone:	888.798.5802

This SOFTWARE LICENSE, CUSTOMIZATION AND MAINTENANCE AGREEMENT (“Agreement”) is entered into as of the Effective Date by and between Bank of America, N.A. (“Bank of America”), a national banking association, and the above-named Supplier, a corporation, and consists of this signature page and the attached Terms and Conditions, Schedules, and all other documents attached hereto, which are incorporated in full by this reference.

(“Supplier”)		Bank of America, N.A.

By:	/s/ Scott Grime	By:	/s/ Chandra Torrence
Name:	Scott Grime	Name:	Chandra Torrence
Title:	Chief Executive Officer	Title:	V.P., Sourcing Manager
Date:	11/8/10	Date:	11/4/10

Address for Notices: Cardlytics, Inc. 621 North Ave NE Suite C-30 Atlanta, GA 30030 ATTN: Scott Grimes Telephone: 888.798.5802 Email: [***]

Address for Notices: (Supply Chain Management Contact)

Mailcode NC1-023-09-01

Bank of America

625 N Tryon St

Charlotte, NC 28255

ATTN: Chandra Torrence

Telephone: [***]

Email: [***]

With a copy to:

Bank of America Legal Department

101 S. Tryon Street

Charlotte, NC 28255

Proprietary to Bank of America	vTIP2010

Software License, Customization and Maintenance Agreement

SCHEDULE A	PRODUCT LICENSE SCHEDULE TEMPLATE
SCHEDULE B	CUSTOMIZATION SCHEDULE
SCHEDULE C	CHANGE ORDER REQUEST FORM
SCHEDULE D	MAINTENANCE SERVICES
SCHEDULE E	INFORMATION SECURITY
SCHEDULE F	BACKGROUND CHECKS
SCHEDULE G	RECOVERY

Proprietary to Bank of America	ii	vTIP2010

1.0	DEFINITIONS

1.1	All defined terms In this Agreement not otherwise defined in this Section shall have the meanings assigned in the part of this Agreement in which they are defined.

1.2	Acceptance Date - the first Business Day after the day Bank of America accepts the Software or it is deemed accepted pursuant to the Section entitled “Acceptance.”

1.3	Acceptance Period - the period commencing on the Installation Date and continuing for the number of days specified in each Product License Schedule, as such period may be extended pursuant to the Section entitled “Acceptance.”

1.4	Affiliate - a business entity now or hereafter controlled by, controlling or under common control with a Party. Control exists when an entity owns or controls directly or indirectly 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity.

1.5	Associate Information - any non-public information about a Bank of America Representative, whether in paper, electronic, or other form that is maintained by or on behalf of Bank of America for a business purpose.

1.6	Bank of America Customizations - Customizations listed on a Customization Schedule, which shall be owned by Bank of America and subject to the Marketing Restrictions outlined in the Section entitled “Customizations.”

1.7	Bank Security Requirements- all bank security requirements as described in SCHEDULE E and the Bank of America Service Provider Security Requirements document provided separately.

1.8	Business Continuity Plan - the policies and procedures that describe contingency plans, recovery plans, and proper risk controls to ensure Supplier’s continued performance under this Agreement.

1.9	Business Day - Monday through Friday, excluding days on which Bank of America is not open for business in the United States of America.

1.10	Consumer Information - any record about an individual, whether in paper. electronic. or other form, that is a consumer report as such term is defined in the Fair Credit Reporting Act (15 USC 1681 et seq.) or is derived from a consumer report and that is maintained or otherwise possessed by or on behalf of Bank of America for a business purpose. Consumer Information also means a compilation of such records. The term does not include any record that does not identify an individual.

1.11	Correction - a modification to Software to resolve one (1) or more Errors.

1.12	Customer Information - any record containing information about a customer, its usage of Bank of America’s services, or about a customer’s accounts, whether in paper, electronic, or other form that is maintained by or on behalf of Bank of America for a business purpose.

1.13	Customizations - modifications to the Licensed Programs and new coding made at the request or Bank of America.

1.14	Customization Schedule - a document substantially In the form of SCHEDULE B attached hereto.

1.15	Customization Status Report - a written report prepared by Supplier that describes the status of the development and implementation, describes problems and the steps underway to resolve them, provides a report of hours expended to date for each Customization, and reports all other information necessary or desirable for Bank of America management to understand the status of the project to develop Customizations.

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1.16	Delivery Date - the date on which Bank of America actually receives the Software from Supplier.

1.17	Documentation - any and all: (i) materials created by or on behalf of Supplier that describe or relate to the functional, operational or performance capabilities of the Software, regardless of format; (ii) user, operator, system administration, technical, support and other manuals, including but not limited to functional specifications, help files, flow charts, logic diagrams, programming comments, acceptance plan, if any, and portions of licensor’s web site that in any way describe the Software; (iii) responses and other materials submitted by Supplier in response to any Bank of America Request for Information (“RFI”), Request for Proposal (“RFP”) or Request for Quotation (“RFQ”); and (iv) updates, changes and corrections to any of the forgoing that may be made during the Term of this Agreement.

1.18	Effective Date - the date set forth on the signature page on which this Agreement takes effect.

1.19	Error - an instance of failure of Software to be Operative. An Error is a Class 1 Error if it renders the Software unusable for its intended purpose. An Error is a Class 2 Error if the Software is still usable for its intended purpose, but such use is seriously inconvenient and the value to Bank of America of the use of the Software is substantially reduced. All other Errors are Class 3 Errors.

1.20	Information Security Program - the documents that describe how Supplier will provide services to Bank of America in a manner that complies with the confidentiality and information security requirements of this Agreement and all pertinent Schedules and Exhibits hereto. Such information security program must be approved by Supplier’s board of directors or equivalent executive management prior to the Effective Date thereof and annually thereafter. It must describe Supplier’s network infrastructure and security procedures and controls that protect Confidential Information on a basis that meets or exceeds the Bank Security Requirements.

1.21	Installation Date - the date the Software has been properly installed.

1.22	Installation Site - the building or complex of buildings at which Bank of America installs the Software.

1.23	Intellectual Property Rights - all intellectual property rights throughout the world, including copyrights, patents, mask works, trademarks, service marks, trade secrets, inventions (whether or not patentable), know how, authors’ rights, rights of attribution, and other proprietary rights and all applications and rights to apply for registration or protection of such rights.

1.24	Licensed Programs - the computer programs and all Documentation for such computer programs described in each Product License Schedule (including Source Code for such computer programs unless expressly stated otherwise in such Product License Schedule).

1.25	Maintenance Fees - the fees for Maintenance Services set forth in each Product License Schedule.

1.26	Maintenance Period - unless otherwise specified in a Product License Schedule, the Maintenance Period shall be twenty-four (24) hours per day, seven (7) per week, including Bank of America holidays.

1.27	Maintenance Services - the services described in SCHEDULE D or in any Product License Schedule or Order with respect to any Licensed Program including telephone consultation, online and on-site technical support, Error correction and the provision of Updates.

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1.28	Object Code - machine-readable computer instructions that can be executed by a computer.

1.29	Operative - conforming in all material respects to performance levels and functional specifications described in the Program Materials and in this Agreement.

1.30	Order - Product License Schedule, purchase order, work order, Customization Schedule or other written instrument executed, or electronic transmissions originated by, an authorized officer of Bank of America Supply Chain Management directing Supplier in the provision of services substantially conforming to a form provided to Supplier by Bank of America. Unless otherwise provided in writing, the business terms in each Order relating to description of the Licensed Program, pricing, and performance standards shall apply only to such Order.

1.31	Party - Bank of America or Supplier.

1.32	Platform - the computer equipment and operating system which can execute the Object Code.

1.33	Product or Products equipment, Software, firmware, system designs, Program Materials, Customizations, Maintenance Services, Documentation, training and any other goods or services this Agreement calls for Supplier to furnish or Supplier furnishes. Unless expressly otherwise provided, Product or Products shall also mean any separate portion or part of the Product or Products that Supplier furnishes.

1.34	Product License Schedule - a document substantially in the form of SCHEDULE A attached hereto.

1.35	Production Installation Date - the fifth consecutive Business Day upon which the Software has been used successfully to process Bank of America’s work commercially in production.

1.36	Program Materials - Supplier’s proposals to Bank of America, Documentation, specifications and any other Documentation delivered in connection with the Software, including without limitation materials described in each Product License Schedule.

1.37	Records - documentation of facts that include normal and customary documentation of facts or events for an industry, specific deliverables as designated, emails determined to be “records” because of the business or litigation purpose, any records documenting legal, regulatory, fiscal or administrative requirements.

1.38	Relationship Manager(s) -the employee designated by a Party to act on its behalf with regard to matters arising under this Agreement who shall be the person the other Party shall contact in writing regarding matters concerning this Agreement.

1.39	Repair Period - the time period commencing when Bank of America reports an Error to Supplier and continuing for four (4) hours or such other period as may be specified In a Product License Schedule.

1.40	Representative an employee, officer, director, or agent of a Party.

1.41	Software - the Licensed Programs and Object Code licensed by Supplier pursuant to a Product License Schedule that produces the results described in the Program Materials, together with the Documentation, all Corrections, Customizations and Updates and any Upgrades acquired by Bank of America pursuant to this Agreement, and, if licensed to Bank of America in this Agreement, the Source Code or other software programs offered by Supplier to the public on Supplier’s Web site and used by Bank of America, notwithstanding any associated EULA, GPL or other license terms, any Updates thereto, and any related user manuals or Documentation.

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1.42	Source Code - the human-readable code from which a computer can compile or assemble the Object Code of a computer program, together with a description of the procedure for generating the Object Code.

1.43	Subcontractor - a third party to whom Supplier has delegated or subcontracted any portion of its obligations set forth herein.

1.44	Supplier Customizations - Customizations listed on a Customization Schedule, which Supplier shall own and license to Bank of America under the terms of this Agreement.

1.45	Supplier Security Controls those controls implemented by Supplier as part of its Information Security Program that address each of the Bank Security Requirements, as modified from time to time.

1.46	Term - the initial term of the Agreement or any renewal or extension.

1.47	Time and Materials Rates - the rates specified in each Product License Schedule [or Order] that Supplier may charge for services provided under this Agreement which are not covered by the Maintenance Fee, or if not so specified, supplier’s standard rates for such services.

1.48	Update - a set of procedures or new program code that Supplier implements to correct Errors and which may include modifications to improve performance or a revised version or release of the Software which may incidentally improve its functionality, together with related Documentation.

1.49	Upgrade - a new version or release of computer programs licensed hereunder which Supplier makes generally available to its customers to improve the functionality of, or add functional capabilities to such computer programs, together with related Documentation. Upgrades shall include new programs which replace, or contain functionality similar to, the Software already licensed to Bank of America hereunder.

1.50	Warranty Period - the time period specified in each Product License Schedule commencing on the Acceptance Date of the applicable Software component as extended pursuant to the Section entitled “Acceptance.”

1.51	Work in Progress - all plans, systems designs, Documentation, working materials, specifications, flow charts source code, documented test results and other Work Product prepared by Supplier pursuant to this Agreement or during development of the Customizations.

1.52	Work Product all information, data. materials, discoveries, inventions, drawings, works of authorship, documents, documentation, models, software, computer programs, software (including source code and object code), firmware, designs, specifications, processes, procedures, techniques, algorithms, diagrams, methods, and all tangible embodiments of each of the foregoing (in whatever form and media) conceived, created, reduced to practice or prepared by or for Supplier at the request of Bank of America within the scope of services provided under this Agreement, whether or not prepared on Bank of America’s premises and all Intellectual Property Rights therein.

2.0	LICENSE

2.1	Supplier hereby grants Bank of America a nonexclusive, worldwide, irrevocable, perpetual license to install, use, execute and copy the Software described in each Product License Schedule as necessary to conduct Bank of America business in accordance with the terms and restrictions of this Section and any special terms and restrictions stated on the applicable Product License Schedule.

Proprietary to Bank of America	Page 4	vTIP2010

2.2	In addition, Bank of America may, at no additional charge other than the Software license fees specified in each Product License Schedule, (i) install, use, execute and copy the Software for any backup, archival and emergency purposes and any internal, non-production Bank of America purpose including for test, development, and training; (ii) allow a third party outsourcer or service provider to install, use, execute and copy the Software solely in connection with its provision of services to Bank of America, provided that such use does not extend to providing services to others; and (iii) transfer the Software to any other Platform or Installation Site replacing that on which it was previously installed.

2.3	Bank of America may transfer the Software to other server operating systems or database platforms, whether or not in existence as of the effective date of this Agreement, but on which the Software is subsequently certified to operate, and Supplier shall provide Bank of America with any generally available versions of the Software, including required passwords or keys, that are reasonably necessary to accomplish such transfer, all at no additional charge.

2.4	Bank of America may for a reasonable period of time after the sale of a Affiliate of Bank of America or a division of Bank of America, provide to such divested entity, processing services and/or similar activities which are or become incidental to Bank of America’s business, at no additional charge or fee. All restrictions set forth in this Agreement on Bank of America’s use of the Software shall be deemed also to apply to any divested entity’s use of the Software.

2.5	The license is subject to the following restrictions: (a) Title to and ownership of the Software (except the Bank of America Customizations) shall remain with Supplier or its licensors; (b) Bank of America shall not reverse engineer, reverse compile or disassemble any part of the Software without the prior written consent of Supplier: and (c) Bank of America shall not remove, obscure or deface any proprietary legend relating to the Software and shall include in each copy all proprietary notices contained in the Software.

2.6	The licenses set forth above shall include the right to install, use, execute and copy the Source Code for test and development purposes. to modify it, to compile it into Object Code and to prepare from it derivative works for internal use only. Bank of America must keep the Source Code at the Source Code Installation Site named in SCHEDULE A. Bank of America may transfer Source Code to an alternate source code installation site if Supplier is notified promptly after such relocation. Other copies may be made for backup and archival purposes and may be transferred to Bank of America’s off-site backup storage and contingency operations sites only. Any additional charge for the Source Code Is specified in SCHEDULE A.

2.7	If Bank of America is not in default of its obligations under this Agreement or the General Services Agreement of even date between Supplier and Bank of America, then at Bank of America’s request, Supplier shall deliver the then existing compiled and Source Code Software for the Cardlytics Software and any Improvements of thereto subject to the payment schedule to Supplier as outlined in Schedule A, Section B. Upon delivery, Bank of America will have all license right outlined in Section 2.7.1:

2.7.1

Supplier hereby grants Bank of America a nonexclusive, worldwide, irrevocable, perpetual license to: (a) any patents related to or necessary or desirable to use the Software to the extent such patents are now held, licensed to or hereafter acquired by Supplier, for the purpose of allowing Bank of America and its Affiliates and permitted assigns to install, copy, use, execute, modify, distribute (as necessary or useful for Bank of America and its Affiliates and permitted assigns to enjoy their rights as set forth in the Agreement), make, have made, enhance, improve and alter the Software (both in Object Code and Source Code form) as necessary to conduct Bank of America business in accordance with the terms and restrictions or this Section; (b) any Copyrights now held, licensed to or hereafter acquired by Supplier in the Software for the purpose of allowing Bank of America and its Affiliates an permitted assigns to install, copy, use, execute, modify, distribute (as necessary or useful for Bank of America and its Affiliates and permitted assigns to enjoy their fights as set forth In the Agreement, produce derivative works from and

Proprietary to Bank of America	Page 5	vTIP2010

display such Software (both in Object Code and Source Code for ); any (c) other Intellectual Property Rights or Supplier in the Software as are necessary or useful for Bank of America, its Affiliates and permitted assigns to install, copy, use, execute, modify, distribute, enhance, improve and alter and copy the Software (both in Object Code and Source Code form) for the purpose of conducting Bank of America business in accordance with the terms and restrictions of this Section. Without limiting the foregoing, but subject to the restrictions set forth in Section 2.5 hereof, Bank of America may: (x) sublicense its rights granted herein to its third party contractors for the purpose of their performing services for Bank of America and its Affiliates (which services may include, without limitation, altering, modifying, enhancing and improving the Software and creating derivatives to the Software), provided that such third party contractors have entered into a written agreement containing commercially standard confidentiality provisions requiring them to maintain the Source Code to the Licensed Programs securely and in confidence (subject to commercially standard exceptions), prior to having access to the Source Code for the Software: (y) sublicense its rights in the Software excluding any rights in the Source Code, to its end user customers as necessary for Bank of America to provide services to such end user customers; and (z) host the Software on its systems (or allow a third party to host the Software on its behalf) and make the Software available for use by its end user customers through the internet or other similar means. Any derivative works of or alterations, enhancements, modifications, or improvements to the Software created by Bank of America, its Representatives and Affiliates or their third party contractors shall be owned, and be freely assignable, by Bank of America, and Supplier shall have no rights therein (subject to Supplier’s ownership of the underlying software). Without limiting the foregoing, Bank of America may freely transfer such Software to any other Platform or Installation Site replacing that on which it was previously installed.

2.8	Supplier expressly acknowledges and agrees that the rights of Bank of America set forth in this Agreement shall inure to all Bank of America Affiliates, provided that Bank of America shall be responsible for the obligations of its Affiliates under this Agreement. Such Affiliates may execute Orders and purchase Licensed Programs hereunder.

2.9	No Shrink Wrap Licenses. Supplier and Bank of America agree that no so-called “shrink wrap” or “click wrap” license terms shall apply to any Licensed Programs licensed to Bank of America hereunder. In the event that licenses or versions of the Licensed Programs that are packaged with any such “shrink wrap” or “click wrap” license are delivered to Bank of America hereunder. the terms and conditions of this Agreement and the applicable Order shall apply and not the terms of the “shrink wrap” or “click wrap” license.

3.0	RELATIONSHIP MANAGER

3.1	Each Party shall designate an employee Relationship Manager(s) to act on its behalf with regard to matters arising under this Agreement and shall notify the other Party in writing of the name of its Relationship Manager; however, the Relationship Manager shall have no authority to alter or amend any term, condition, or provision of this Agreement. Either Party may change its Relationship Manager(s) by providing the other Party prior written notice. The Relationship Manager must be identified in a writing delivered to the other Party at least one (1) week prior to the commencement of any work under this Agreement.

3.2	The Relationship Manager(s) shall meet via conference call with such frequency as Bank of America’s Relationship Manager shall reasonably request. Bank of America may require meetings in person at a site designated by Bank of America.

3.3	Supplier shall provide the Bank of America Relationship Manager a Customization Status Report by the first and fifteenth day of each month until all Customizations are accepted.

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4.0	TERM

4.1	This Agreement shall apply and remain in effect from the Effective Date and perpetually thereafter unless terminated pursuant to the Section entitled “Termination.”

5.0	TERMINATION

5.1	Bank of America may terminate this Agreement, an Order and/or any Customization Schedule(s) for its convenience, without cause, at any time without further charge or expense upon at least forty-five (45) calendar days prior written notice to Supplier. Termination of one Order shall not cause a termination of this Agreement or any other Order, unless otherwise specified by Bank of America.

5.2	In addition to any other remedies available to either Party, upon the occurrence of a Termination Event (as defined below) with respect to either Party, the other Party may immediately terminate this Agreement, the applicable Order or any Customization Schedule that is subject of the Termination Event by providing written notice of termination. A Termination Event shall have occurred if: (a) a Party materially breaches its obligations under this Agreement, an Order or any Customization Schedule under this Agreement and the breach is not cured within thirty (30) calendar days after written notice of the breach and intent to terminate is provided by the other Party; (b) a Party becomes insolvent (generally unable to pay its debts as they became due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors; (c) Supplier either: (i) merges with another entity, (ii) suffers a transfer involving fifty (50%) percent or more of any class of its voting securities or (iii) transfers all, or substantially all, of its assets; (d) in providing services hereunder, Supplier violates any law or regulation governing the financial services Industry, or causes Bank of America to be in material violation of any law or regulation governing the financial services industry; (e) Bank of America has the right to terminate under the Section entitled “Pricing/Fees”; or (f) a Party attempts to assign this Agreement in breach of the Section entitled “Non-Assignment.” In the event of a Termination Event described in item (a) above with respect to an Order, only the applicable Order shall be subject to termination. Breach of one Order shall not constitute a default of any other Order, unless otherwise agreed in writing between the Parties.

5.3	In addition to the Termination Events above, if the Services Schedule A of the General Services Agreement of even date between the parties to this Agreement expires, does not renew or terminates for any reason within the initial term and the Parties have not reached agreement on the delivery of the Software herein, then Cardlytics may terminate this Software License, Customization and Maintenance Agreement, including without limitation the Term License, shall terminate at the same time.

5.4	The Parties agree that all Software delivered pursuant to this Agreement and the documentation therefore constitute “intellectual property” under Section 101(35A) of the Code (11 U.S.C. section 101(35A)). Supplier agrees that if it, as a debtor-in-possession, or if a trustee in bankruptcy for Supplier, in a case under the Code, rejects this Agreement, Bank of America may elect to retain its rights under this Agreement as provided in Section 365(n) of the Code. Bank of America, and any Intellectual Property Rights, licenses or assignments from Supplier of which Bank of America may have the benefit, shall receive the full protection granted to Bank of America by applicable bankruptcy law.

5.5	The licenses granted in this Agreement with respect to any Licensed Program shall not terminate for any reason unless Supplier terminates the applicable Product License Schedule pursuant to Section 5.2 after Bank of America fails to pay in full the undisputed portion of license fees payable with respect to such Licensed Program under such Product License Schedule.

5.6

In addition to the rights of Bank of America set forth in this Section, (a) If Bank of America terminates any Product License Schedule for material default by Supplier prior to the Acceptance Date of the Software, Bank of America shall be entitled to a full refund, within thirty (30) calendar days after notice of termination, of all license fees, Maintenance Fees and other fees paid

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hereunder; and (b) Bank of America may terminate Maintenance Services under any Product License Schedule or Order for convenience at any time, and Bank of America shall then have no obligation to pay any additional Maintenance Fees, other than for Maintenance Services performed through the date of termination. Bank of America may terminate the Maintenance Services under any Product License Schedule or Order for material default by Supplier, upon Bank of America’s termination of such Maintenance Services for default, Bank of America shall be entitled to a pro rata refund of all prepaid Maintenance Fees for the period after the date of termination.

5.7	Supplier shall deliver all Work in Progress relating to Bank of America Customizations to Bank of America within five (5) calendar days after the effective date of termination under Sections 5.1, 5.2, and 5.3 above. All right, title and interest in such Work in Progress relating to Bank of America Customizations (including copyright) shall be deemed assigned to and vested in Bank of America.

5.8	In the event of expiration or termination of this Agreement, an Order or of Maintenance Services under this Agreement, Supplier agrees that upon the request of Bank of America, Supplier will, at no additional cost to Bank of America and through the period of paid up Maintenance Services, continue uninterrupted operations, conclude and cooperate with Bank of America in the transition of the business at Bank of America’s direction and in a manner that causes no material disruption to Bank of America business and operations. The fees associated with such transition shall be in accordance with the fees in effect at the expiration or termination of this Agreement. In no event shall the transition exceed one hundred eighty [180] calendar days from the date of termination unless the Parties otherwise agree in writing. For the avoidance of doubt, Bank of America agrees to pay Supplier all undisputed fees for Maintenance Services rendered up to the date of termination or expiration pursuant to the related terms hereunder. Reimbursement of all extraordinary costs and expenses incurred outside of the Agreement terms and conditions will be agreed upon by Supplier and Bank of America in writing prior to their incurrence.

5.9	The rights and obligations of the Parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes including, without limitation, the provisions of the following Sections, “AUDIT, “CONFIDENTIALITY AND INFORMATION PROTECTION,” “INDEMNITY,” “LICENSE,’’ “LIMITATION OF LIABILITY. “MEDIATION/ARBITRATION,” “OWNERSHIP OF WORK PRODUCT” and “MISCELLANEOUS” shall survive in perpetuity any termination of this Agreement.

6.0	ORDERING, DELIVERY AND INSTALLATION

6.1	To order Product(s), Bank of America or any of its Affiliates shall Issue Supplier an Order or other written authorization delivered in hard copy, via facsimile or other form of electronic communication referring to this Agreement. Bank of America shall not be obligated to pay for Product in the absence of such an Order. Supplier shall not deliver software not licensed to Bank of America.

6.2

Supplier shall, at Bank of America’s election, either (i) electronically deliver the Software and Documentation to Bank of America premises from a remote location via electronic transmission, such as over telecommunications networks (e.g., file transfer protocol), by granting Bank of America downloading access through a secured web site, without Bank of America receiving or retaining possession of the Software and Documentation in the form of tangible personal property, such as tapes, disks or printed materials (“Electronic Delivery”), or (ii) deliver to and install the Software and Documentation at a Bank of America facility and depart the facility with all storage devices and resources used to deliver and install the Software and Documentation (“Load and Leave”). If the Software and Documentation are received through Electronic Delivery or through a Load and Leave exchange, no tangible personal property will transfer to or come into the possession of Bank of America from Supplier in fulfillment of Bank of America’s entitlements to the Software and Documentation. Shipment and delivery of the Software shall be deemed

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complete upon Supplier transmitting the Software to Bank of America or Supplier making it accessible by Bank of America for downloading, whichever Is applicable. Any other delivery method shall be by exception only and shall be clearly documented in the applicable Product License Schedule. If there is not a preference to delivery in such Product License Schedule, then ii is assumed that all Software and all Updates are by Electronic Delivery or by Load and Leave delivery to Bank of America.

6.3	Supplier shall be responsible for and shall bear any and all risk of loss or disclosure of, or damage to, Software until delivery to the Installation Site.

6.4	After delivery of Software, Bank of America shall attempt diligently to install it on the Platform using adequate numbers of technically skilled personnel, and shall notify Supplier promptly after the Software has been properly installed. Alternatively, Bank of America may request Supplier in writing to install the Software at the Time and Material Rates, unless otherwise expressly agreed in an Order.

6.5	Supplier shall provide at, no additional charge, installation Documentation and reasonable telephonic off site consultation and assistance as necessary for Bank of America to install the Software, together with the installation support, if any, described in an Order.

7.0	CUSTOMIZATIONS

7.1	Supplier shall provide Bank of America, within twenty-one (21) calendar days after receipt of the Bank of America’s request setting forth the relevant requirements, with a written estimate of the cost of the Customizations. Bank of America may direct Supplier to provide such written estimate on a time and materials basis or a fixed price basis, and Supplier shall comply with such direction. Supplier’s response shall set forth the Delivery Target Date for such Customizations.

7.2	Bank of America may submit to Supplier an Order or other written authorization for Customizations, stating Bank of America’s preferred Delivery Target Date for Customizations and the terms for the Customizations, as proposed by Supplier pursuant to the preceding paragraph. Unless Supplier notifies Bank of America of its rejection of Bank of America’s written order within five (5) Business Days after its receipt, it shall be deemed accepted. Bank of America shall not be obligated to pay for Customizations or time and materials supplied in the absence of an Order or written authorization. The parties shall execute a Customization Schedule for each Customization.

7.3	Bank of America and Supplier shall agree in writing on the functional, technical and performance specifications of any Customizations. The specifications for each customization shall be described in a Customization Schedule. Such specifications shall be subject to the Section entitled “Acceptance” and Supplier shall make such reasonable changes to the specifications or such preliminary documents as Bank of America may request. In accordance with Section 7.4, if applicable, at Bank of America’s written request, accompanied by an Order or other written authorization. Supplier shall prepare functional. technical and performance specifications for Customizations prior to undertaking Customizations. Supplier shall deliver to Bank of America the Source Code and Object Code for Bank of America Customizations.

7.4	Change Orders;

A.	If Bank of America requests a material change in the Customization specifications prior to acceptance of the Customizations, Supplier shall prepare revised specifications within fifteen (15) calendar days reflecting the price effect of Bank of America’s request. Bank of America shall accept or reject Supplier’s proposal within fifteen (15) calendar days after receipt thereof. The Parties shall make any appropriate amendment to the Customization Schedule.

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B.	Unless otherwise directed by Bank of America, Supplier shall continue to develop the Customizations using the Customization specifications in effect at the time Bank of America requests the change. Supplier may amend Customization specifications at no charge at its option, provided that Supplier shall obtain Bank of America’s written consent to such amendment. At Supplier’s option, Supplier may use the Change Order form to obtain Bank of America’s consent.

7.5	Supplier shall provide Bank of America sufficient access to the development site and Supplier personnel so that Bank of America may have a reasonable opportunity to evaluate the status of any Customizations. Suppler shall notify Bank of America of, and Bank of America may at its request participate in, alpha, beta and quality assurance tests for the Customizations.

7.6	Commencing upon the Customization Delivery Date, Bank of America shall perform acceptance tests on the Customizations, following the procedure set forth in the Section entitled “Acceptance.” If Bank of America rejects Customizations in accordance with the procedure set forth in the Section entitled “Acceptance,” Bank of America has no further obligation to pay Supplier for them and shall receive a full refund of all amounts previously paid for that Customization.

7.7	Marketing Restrictions. Unless specified in the applicable customization Schedule or otherwise agreed, all Customizations shall be deemed Bank of America Customizations. Bank of America shall own all right, title, and interest in and to the Bank of America Customizations as Work Product in accordance with Section 39.0. Supplier shall not provide a Bank of America Customization to any third party. In the event that any Bank of America Customization is furnished or plan, design or specification for producing the same has been specifically designed, developed or modified for or by Bank of America, then no such Bank of America Customization, plan, design or specification shall be duplicated or furnished to others by Supplier without the prior written consent of Bank of America.

8.0	SOURCE CODE CUSTODY

8.1	The provisions of this Section shall apply only to the Source Code for the Licensed Programs. The Source Code for the Bank of America Customizations may be use by Bank of America without any of the restrictions set forth in this Section.

8.2	With each delivery of Software to Bank of America hereunder, Supplier shall deliver to Bank of America the Source Code for all Software and for all Updates, Upgrades and new releases of the Software. Until a Release Condition (as defined in Section 8.6) occurs and the conditions of Section 8.7 have been satisfied, Bank of America shall not permit access to or use of the Source Code, except as expressly provided herein.

8.3	Bank of America shall establish a secure receptacle in which it shall place the Source Code and shall put the receptacle under supervision of one or more of its officers, whose identity shall be available to Supplier at all times. Bank of America shall exercise the degree of care in carrying out its obligations hereunder that Bank of America then exercises with respect to Bank of America proprietary data of a similar nature, but not less than reasonable care. Bank of America acknowledges that the Source Code is proprietary data, and Bank of America shall have an obligation to preserve and protect the confidentiality of the Source Code.

8.4	Supplier grants Bank of America the right to duplicate the Source Code only as necessary to preserve and safely store the Source Code and as expressly permitted in this Section. Bank of America shall reproduce in all copies of the Source Code made by Bank of America any proprietary or confidentiality notices contained in the Source Code when originally delivered by Supplier.

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8.5	Upon delivery of the Source Code to Bank of America by Supplier, including in connection with any Upgrade, Update or new release, Bank of America shall have the right to verify the Source Code for accuracy, completeness and sufficiency, and to confirm that it compiles to the pertinent object code of the Software. Bank of America shall notify Supplier of the dates on which any such verification will be conducted, and the results thereof. Bank of America may temporarily release the Source Code for this purpose only, but all copies of the Source Code shall be returned to the designated storage location as soon as the verification is completed. Supplier may elect to observe the verification process at its own expense.

8.6	Any or the following events shall be Release Conditions for purposes of this Section: (a) Supplier defaults on any of its maintenance obligations herein; (b) Supplier ceases to provide maintenance for the Software; (c) Supplier ceases doing business in the ordinary course, files or has filed against it a petition under bankruptcy Code, becomes insolvent or has a receiver appointed for all or a substantial part of its business; or (d) Bank of America terminates this Agreement for cause pursuant to the terms hereof.

8.7	If a Release Condition has occurred, Bank of America may immediately release the Source Code for the purposes described in Section 8.8, following the issuance of a written statement to Supplier by Bank of America’s executive management, stating that a Release Condition has occurred.

8.8	Supplier hereby grants to Bank of America a nonexclusive, fully paid, irrevocable, royalty-free, world-wide license to use, modify, copy, produce derivative works from, display, disclose to persons who have entered into a written agreement containing substantially the same confidentiality provisions as in this Agreement for the purpose of maintaining the Software for Bank of America, and otherwise to utilize the Software and the Source Code and other materials necessary to maintain and improve the Software for use by Bank of America, subject always to the limitations In this Agreement on reproduction and use of the Software.

9.0	DOCUMENTATION

9.1	At no additional charge and in accordance with the delivery method specified in each Product License Schedule, Supplier shall deliver a complete set of Documentation for the Software at the same time as the Software is delivered and for every Customization and Upgrade delivered to Bank of America. The Documentation shall describe fully the proper procedure for using the Software and provide sufficient information to enable Bank of America to operate all features and functionality of the Software on the Platform. Supplier shall deliver reasonable Documentation to allow Bank of America to install and use each Update. Except as otherwise provided in Section 39.0, “Ownership of Work Product”, Bank of America may use and reproduce for internal purposes all Documentation furnished by Supplier, including displaying the Documentation on Bank of America’s intranet or other internal electronic distribution system, in part or in whole. Documentation for Customizations, Updates and Upgrades shall meet or exceed the level of quality, form and completeness of the Documentation for the Licensed Programs.

9.2	Supplier shall, in accordance with the delivery method specified in each Product License Schedule, deliver updated Documentation to Bank of America concurrently with delivery of any Upgrades or Customizations or any other occasion of issuance of updated Documentation.

10.0	ACCEPTANCE

10.1

During the Acceptance Period, Bank of America shall perform whatever acceptance tests on the Software it may wish to confirm that the Software is Operative. If Bank of America discovers during the Acceptance Period that any Software is not Operative, Bank of America shall notify Supplier of the deficiencies. Supplier, at its own expense, shall modify, repair, adjust or replace the Software to make it Operative within fifteen (15) calendar days after the date of Bank of America’s deficiency notice. Bank of America may perform additional acceptance tests during a

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period commencing when Supplier has delivered revised Software correcting all the deficiencies Bank of America has noted. This restarted Acceptance Period shall have a duration equal to that of the initial Acceptance Period, unless Bank of America earlier accepts the Software in writing. If the Software, at the end of the Acceptance Period as so extended, still is not Operative in Bank of America’s judgment after consultation with Supplier, Bank of America may reject the Software and terminate this Agreement for material breach or, at its option, repeat the procedure of this paragraph as often as it determines is necessary. If Bank of America does not notify Supplier of acceptance or rejection of the Software, it shall be deemed accepted at the end of the Acceptance Period extended pursuant to this paragraph. If not previously accepted, the Software shall also be deemed accepted upon the Production Installation Date.

10.2	Bank of America shall use the procedure in this Section to determine acceptance of Customizations and Upgrades. If Bank of America finds an Upgrade not to be Operative and rejects it, Bank of America shall have no obligation to pay for such Upgrade if Supplier provided the Upgrade to Bank of America for an additional charge above Maintenance Services, and Supplier shall continue to support the version or release of the Software that Bank of America has installed.

11.0	MAINTENANCE SERVICES

11.1	Supplier shall provide the Maintenance Services attached hereto as SCHEDULE D.

12.0	UPGRADES

12.1	Supplier shall offer Upgrades to Bank of America whenever Supplier makes Upgrades generally available to its other customers. Unless otherwise agreed to in a Product License Schedule, Supplier shall deliver by Electronic Delivery or by Load and Leave delivery each Upgrade to Bank of America at no additional charge as part of Maintenance Services.

12.2	Supplier shall notify Bank of America as far in advance as reasonably possible, but in no event less than six (6) months prior to release, of all Upgrades and Software replacements/ phase-outs, and shall provide Bank of America all relevant release notes and other Documentation as soon as possible after notification.

12.3	Supplier shall continue to provide Maintenance Services on the terms and conditions of this Agreement for the version of Software Bank of America has installed for at least twenty-four (24) months after Supplier makes an Upgrade generally available to its customers.

13.0	NON-MAINTENANCE SERVICES SUPPORT

13.1	If Supplier agrees to perform non-Maintenance Services support services at Bank of America’s request in connection with the implementation of the Software, such services shall be performed in a workmanlike and professional manner by qualified personnel at the Time and Materials Rates set forth in SCHEDULE A.

14.0	TRAINING

14.1	Supplier shall provide, at the rates and fees specified in an Order, if any, the training classes called for in an Order in use, operation and maintenance of the Software for Bank of America personnel on Bank of America premises on dates to be specified by Bank of America. Supplier shall provide training Documentation for each attendee at any classes Supplier conducts. Prices for additional classes, if any, shall be specified in an Order. If Supplier agrees to allow Bank of America to train Bank of America personnel, Supplier shall provide Bank of America, at the rates and fees specified in an Order, if any, all trainer/class leadership materials Supplier has available or used in connection with the classes conducted for Bank of America. Bank of America may duplicate these materials for Bank of America’s use exclusively and use them to conduct other classes at Bank of America’s convenience.

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15.0	PRICING/FEES

15.1	Software license fees, Maintenance Fees and the method of payment shall be set forth in each Order or the applicable Order. Fees for additional services not listed on an Order shall be as mutually agreed in writing between Bank of America and Supplier prior to performance.

15.2	If the Order is for Customizations, fees and the method of payment are set forth in the applicable Customization Schedule.

15.3	Fees for services, other than Maintenance Services listed in SCHEDULE A, B and D or an Order are subject to the standard of measurement or evaluation applicable to the commercial production and sale of similar Products and services provided by Supplier under this Agreement (“Industry Benchmarking”) at any time at Bank of America’s option, and may be reduced based on the results. Bank of America shall give notice to Supplier of any proposed fee reduction including the effective date of such fee reduction. Supplier shall notify Bank of America of its acceptance or rejection of the proposed fee reduction within fifteen (15) calendar days of Supplier’s receipt of notice. If Supplier does not give notice to Bank of America, such fee reduction shall be deemed accepted and invoices shall be adjusted accordingly. If Supplier rejects a proposed fee reduction, Bank of America may terminate the services engagement with no further liability.

16.0	INVOICES TAXES/PAYMENT

16.1	Supplier shall submit invoices, in accordance with the timeframes specified in SCHEDULE A, to the address set forth in SCHEDULE A or the applicable Order. Bank of America requires Suppliers to accept payment through electronic media in one of the following agreed upon methods; credit card using the Bank of America ePayables process, ACH, or electronic check. In the event that the agreed upon method of payment is through the Bank of America ePayables process using purchase cards, the Supplier shall, at no additional cost to Bank of America, ensure Supplier has the capability to process purchasing cards, prior to submitting invoices to Bank of America. Supplier shall electronically invoice Bank of America using the Bank of America designated e-Procurement tool. Each invoice shall specify the amount for each item on the invoice and include the following: (i) the slate where Supplier will electronically deliver the Software and Documentation to Bank of America, (ii) the method of electronic delivery, (iii) the state where services are to be performed, (iv) the Agreement reference number as Indicated on the signature page of this Agreement), and (v) the Order number if applicable.

16.2	The items listed on Supplier’s invoice must appear in the same sequence as listed on the Order.

16.3	Invoices that omit the state of Electronic Delivery. the method of Electronic Delivery, the state where services are to be performed, the Agreement reference number and Order number of applicable, or that fail to list Products and services separately, or that are incorrect, incomplete or list Products or services that were not requested in writing by Bank of America will not be paid. The Relationship Manager for Bank of America will contact the Supplier Relationship Manager to address the situation informally prior to initiating the dispute resolution process under this Agreement.

16.4	Bank of America shall pay Supplier for all services and applicable taxes invoiced In arrears in accordance with the terms of this Agreement, within sixty (60) calendar days of the date of receipt of a valid and correct invoice by Bank of America. Bank of America reserves the right to pay prior to the expiration of the sixty (60) day period. If Bank of America pays within thirty (30) calendar days of receipt of a valid invoice by Bank of America, a discount of two percent (2%) will be subtracted from the total invoice amount for Services.

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16.5	Unless otherwise agreed upon by Bank of America, (i) all charges for Maintenance Services shall be invoiced in accordance. with the terms specified in the applicable Order, (ii) charges for Software shall be invoiced on the Acceptance Date, and (iii) all other charges shall be invoiced when incurred. Invoices shall contain such detail as Bank of America may reasonably require from time to time. Amounts not invoiced by Supplier to Bank of America within three (3) months after such amounts could first be invoiced under this Agreement may not thereafter be invoiced, and Bank of America shall not be required to pay such amounts.

16.6	Invoices shall include and list all applicable sales, use, or excise taxes that are a statutory obligation of Bank of America as separate line items identifying each separate tax category and taxing authority. Bank of America will reimburse Supplier for all sales, use or excise taxes levied on amounts payable by Bank of America to Supplier pursuant to this Agreement, however, Bank of America shall not be responsible for remittance of such taxes to applicable tax authorities.

16.7	Bank of America shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Supplier. Bank of America and Supplier shall each bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property.

16.8	Supplier shall be responsible for the payment of all taxes, interest and penalties related to any assessment by a taxing authority as contemplated by Section 16.6 to the extent that Supplier fails to accurately and timely invoice Bank of America for such taxes and remit such taxes directly to the applicable taxing authority. In the event that a taxing authority performs a sample and projection audit on Bank of America, then Supplier shall be responsible for the payment of all projected tax amounts including all interest and penalties on any projected taxes assessed resulting from taxing errors identified by such taxing authority on Supplier’s Invoices, provided however, that Supplier shall receive timely notice that such invoice is included In a tax authority’s audit and Supplier has the right to produce documentation to support that the tax was satisfied. In the event Supplier voluntarily registers to collect sales tax at some future date, and wishes to remit historical taxes Supplier deems due, Bank of America will only be responsible for the taxes due for the time period that Bank of America is statutorily obligated to the tax authorities in each state.

16.9	Supplier shall fully cooperate with Bank of America’s efforts to identify taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. Bank of America may furnish Supplier with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation. If Bank of America pays or reimburses Supplier under this Section, Supplier hereby assigns and transfers to Bank of America all of its right, title and interest in and to any refund for taxes paid. Any claim for refund of taxes against the assessing authority may be made in the name of Bank of America or Supplier, or both, at Bank of America’s option. Bank of America may initiate and manage litigation brought in the name of Bank of America or Supplier, or both, to obtain refunds of amounts paid under this Section. Supplier shalt cooperate fully with Bank of America in pursuing any refund claims, including any related litigation or administrative procedures.

16.10

Supplier shall keep and maintain complete and accurate accounting Records in accordance with generally accepted accounting principles consistently applied to support and document all amounts becoming payable to Supplier hereunder. Upon request from Bank of America, Supplier shall provide to Bank of America (or a Representative designated by Bank of America) access to such Records for the purpose of auditing such Records during normal business hours. Supplier shall retain all Records required under this Section in accordance with the Section entitled “Audit” of this Agreement, after the amounts documented In such Records become due. Supplier shall

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cooperate fully with Bank of America and any taxing authority involving any audit of sales, use or excise taxes. Upon request from Bank of America, Supplier will provide copies of invoices in electronic form that have been selected for review by any taxing authority, together with documents supporting the identification of taxable and nontaxable portions of amounts reflected on such invoices as contemplated by Section 16.9..

17.0	EXPORT LAWS

17.1	Export of Software. To the extent the Software contains any cryptographic functionality that would subject it to the provisions of the United States Export Administration Regulations (the “EAR”), Supplier hereby represents and warrants that: (a) the Export Control Classification Number (“ECCN”) for such Software is set forth on the applicable Product License Schedule; and (b) Supplier has obtained all necessary licenses, if any, and submitted all necessary prior notifications and review requests (without receipt of any objection) to the Bureau of Industry and Security (“BIS’’) and the National Security Agency (the “NSA), which are required to be made under the EAR in order for Bank of America to be able to use such Software as contemplated hereunder and in accordance with (and subject to) the provisions of the Agreement and the applicable Product License Schedule, outside of the United States, subject to the following: (i) Bank of America may not export such Software to any countries (or the nationals thereof) in Country Group E:1 on Supplement No. 1 to Part 740 of the EAR (as such provision may be hereafter amended); (ii) Bank of America may not export such Software in violation of any prohibitions of EAR Parts 744 and 746 (as such provisions may be amended from time to time); and (iii) Bank of America may have obligations to make periodic reports to BIS and/or the NSA (unless such exports are made to Bank of America Affiliates which are classified as “U.S. Subsidiaries” under Part 772 of the EAR), and to the extent such reports are required, Supplier has provided, or will provide, a brief summary of such requirements, as given to the best of its knowledge, on the applicable Product License Schedule. Supplier will hereafter communicate to Bank of America any additional laws and regulations relevant to Bank of America’s export, reexport, sale or other disposition of Product pursuant to this Agreement

18.0	MUTUAL REPRESENTATIONS AND WARRANTIES

18.1	Each Party represents and warrants the following: (a) the Party’s execution, delivery and performance of this Agreement (i) have been authorized by all necessary corporate action, (ii) do not violate the terms of any law, regulation, or court order to which such Party is subject or the terms of any material agreement to which the Party or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of the representing Party, enforceable against such Party in accordance with its terms; and (c) such Party is not subject to any pending or threatened litigation or governmental action which could interfere with such Party’s performance of its obligations hereunder.

19.0	REPRESENTATIONS AND WARRANTIES OF SUPPLIER

19.1	In rendering its obligations under this Agreement, without limiting other applicable performance warranties, Supplier represents and warrants to Bank of America as follows: (a) Supplier is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the other states in which it is providing Products or services hereunder; (b) Supplier shall secure or has secured all permits, licenses, regulatory approvals and registrations required to deliver Products or render services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes; and (c) Supplier shall, and shall be responsible for ensuring that Supplier’s Representatives and Subcontractors shall, perform all obligations of Supplier under this Agreement in compliance with all laws, rules, regulations and other legal requirements.

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19.2	Supplier represents and warrants that it shall perform the Maintenance Services in a timely and professional manner using competent personnel having expertise suitable to their assignments. Supplier represents and warrants that the services shall conform to or exceed, in all material respects, the specifications described herein, as well as the standards generally observed in the industry for similar services. Supplier represents and warrants that neither performance nor functionality of the services, Products or systems is or will be affected by dates prior to, during and after the year 2000. Supplier represents and warrants that services supplied hereunder shall be reasonably free of defects in workmanship, design and material. Supplier represents and warrants that sale, licensing or use of any Product, Work Product and service furnished under this Agreement, including but not limited to Software, system design, equipment or Documentation, do not and shall not infringe, misappropriate or otherwise violate any Intellectual Property Rights or any other rights of any third party.

19.3	As of the Effective Date, there are no actions, suits or proceedings pending, or to the knowledge of Supplier threatened, against Supplier, Supplier’s Representatives and Subcontractors alleging infringement, misappropriation or other violation of any Intellectual Property Rights related to any product, Work Product or Service contemplated by this Agreement.

19.4	Supplier warrants that it shall develop any Customizations in a professional workmanlike manner, using qualified personnel familiar with the Software and its operation.

19.5	Supplier hereby represents and warrants that the Software shall be and shall remain Operative, from the Delivery Date through the end of the Warranty Period. Following expiration of the Warranty Period and for so long as Bank of America has contracted Supplier to provide Maintenance Services, Supplier represents and warrants that the Software shall remain Operative. If the Software is not Operative at the expiration of the initial Warranty Period, the Warranty Period shall be extended until Supplier makes the Software Operative. This warranty shall not be affected by Bank of America’s modification of the Software so long as Supplier can discharge its warranty obligations notwithstanding such modifications or following their removal by Bank of America.

19.6	Supplier warrants that during the term of this Agreement, Bank of America may use Product without disturbance, subject only to Bank of America’s obligations to make the payments required by this Agreement. Supplier represents that this Agreement, the Products and the Intellectual Property Rights in the Products are not subject or subordinate to any right of Supplier’s creditors, or if such subordination exists, the agreement or instrument creating it provides for non-disturbance of Bank of America.

19.7	Supplier represents and warrants that it is familiar with all applicable domestic and foreign antibribery or anticorruption laws, including those prohibiting Supplier, and, if applicable, its officers, employees, agents and others working on its behalf, from taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and Intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official’); while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official In his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an Improper advantage; in order to obtain, retain, or direct business.

19.8

Supplier represents and warrants that it would now be in compliance with all applicable domestic or foreign antibribery or anticorruption laws, including those prohibiting the bribery of Government Officials, and will remain in compliance with all applicable laws; that it will not authorize, offer or

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make payments directly or indirectly to any Government Official; and that no part of the payments received by it from Bank of America will be used for any purpose that could constitute a violation of any applicable laws.

19.9	THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20.0	DELETION OF FUNCTIONS

20.1	In the event that Supplier deletes functions from the Software and transfers or offers those functions in other or new products (whether directly or Indirectly or through an agreement with a third party), the portion of those other or new products that contain the functions in question, or the entire product, if the functions cannot be separated out, shall be provided to Bank of America under the terms of this Agreement, at no additional charge and shall be covered under Maintenance Services for such Software.

21.0	DISABLEMENT OF SOFTWARE AND HARDWARE

21.1	Except during and in conjunction with maintenance or any other authorized servicing or support, in no event shall Supplier, its Representatives or Subcontractors or anyone acting on its behalf, disable (or permit or cause any embedded mechanism to disable) the Software or hardware owned or utilized by Bank of America without the prior written permission of an officer of Bank of America. Disablement shall also apply to all instances of Software installed, used, and executed in support of disaster recovery activities or the non-emergency tests of such activities.

22.0	FINANCIAL RESPONSIBILITY

22.1	Upon Bank of America’s request, Supplier shall promptly furnish its financial statements as prepared by or for Supplier in the ordinary course of its business. If Supplier is subject to laws and regulations of the U.S. Securities & Exchange Commission (SEC), the financial reporting and notification requirements contained herein shall be limited to all information that can be provided and in accordance with timelines which are legally permitted. Financial information provided hereunder shall be used by Bank of America solely for the purpose of determining Supplier’s ability to perform its obligations under this Agreement. To the extent any such financial information ls not otherwise publicly available, it shall be deemed Confidential Information (as defined in Section 27.1) of Supplier. If Bank of America’s review of financial statements causes Bank of America to question Supplier’s ability to perform its duties hereunder, Bank of America may request, and Supplier shall provide to Bank of America, reasonable assurances of Supplier’s ability to perform its duties hereunder. Failure by Supplier to provide such reasonable assurances to Bank of America shall be deemed a material breach of this Agreement. Furthermore, Supplier shall notify Bank of America immediately In the event there is a change of control or material adverse change in Supplier’s business or financial condition.

23.0	BUSINESS CONTINUITY

23.1	Supplier agrees to establish, maintain and implement per the terms thereof, a Business Continuity Plan. The Business Continuity Plan must be in place and delivered to Bank of America within forty-five (45) calendar days after the Effective Date of this Agreement. The Business Continuity Plan shall be delivered annually thereafter and shall include, but not be limited to, the items called for in SCHEDULE G entitled “Recovery,” as applicable. If Bank of America objects in writing to any provision of such plans and controls, Supplier shall respond in writing within thirty (30) calendar days, explaining, among other matters Supplier wishes to include in its response, the actions Supplier intends to take to cure Bank of America’s objection.

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24.0	RELATIONSHIP OF THE PARTIES

24.1	The Parties are independent contractors. Nothing in this Agreement or in the activities contemplated by the Parties hereunder shall be deemed to create an agency, partnership, employment or joint venture relationship between the Parties or any of their Subcontractors or Representatives.

25.0	SUPPLIER PERSONNEL

25.1	Bank of America shall provide Supplier, if necessary and at a mutually agreed upon time, reasonable access to Bank of America to provide its services, subject to the existing security regulations at Bank of America.

25.2	Supplier’s personnel are not eligible to participate in any of the employee benefit or similar programs of Bank of America. Supplier shall inform all of its personnel providing services pursuant to this Agreement that they will not be considered employees of Bank of America for any purpose, and that Bank of America shall not be liable to any of them as an employer for any claims or causes of action arising out of or relating to their assignment.

25.3	Upon the request of Bank of America, Supplier shall immediately remove any of Supplier’s Representatives or Subcontractors performing services under this Agreement and replace such Representative or Subcontractor as soon as practicable. Upon the request of Bank of America, Supplier shall promptly, and after consultation with Bank of America, address any concerns or issues raised by Bank of America regarding any of Supplier’s Representatives or Subcontractors performing services under this Agreement which may include, as appropriate, replacing such Representative or Subcontractor from the Bank of America account.

25.4	The engagement of a Subcontractor by Supplier shall be subject to Bank of America’s prior written consent, which shall not be unreasonably withheld, and shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be responsible for the performance or nonperformance of its Subcontractors as if such performance or nonperformance were that of Supplier. Supplier shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially the same as those included in this Agreement particularly the Sections entitled “Supplier Personnel,” “Insurance,” “Confidentiality and Information Protection,” “Audit” and “Business Continuity.”

25.5	Supplier shall comply and shall cause its Representatives and Subcontractors to comply with all personnel, facility, safety and security policies, rules and regulations and other instructions of Bank of America, when performing work at a Bank of America facility or accessing any Bank of America systems or data, and shall conduct its work at Bank of America facilities or on Bank of America systems in such a manner as to avoid endangering the safety, or interfering with the convenience of, Bank of America Representatives or customers. Supplier understands that Bank of America operates under various laws and regulations that are unique to the security-sensitive banking industry. As such, persons engaged by Supplier to provide services under this Agreement are held to a higher standard of conduct and scrutiny than in other industries or business enterprises. Supplier agrees that its Representatives and Subcontractors providing services hereunder shall possess appropriate character, disposition and honesty. Supplier shall, to the extent permitted by law, exercise reasonable and prudent efforts to comply with the security provisions of this Agreement.

25.6

Supplier shall not knowingly permit a Representative or Subcontractor to have access to the Confidential Information, premises, records or data of Bank of America when such Representative or Subcontractor: (a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with: (i) a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); or (ii) a felony: or (b) uses illegal drugs. Notwithstanding anything in this Agreement to the contrary,

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Supplier shall conduct at its expense background checks on its employees and those of its Subcontractors who will have access (whether physical, remote, or otherwise and whether on or off Bank of America premises) to Bank of America facilities, equipment, systems or data and such background checks shall comply with Bank of America procedures and requirements as set forth in SCHEDULE F to this Agreement and updated in writing delivered to Supplier from time to time. Supplier shall report to Bank of America on background checks done, in accordance with the requirements of SCHEDULE F and prior to such employee being granted such access.

25.7	Supplier represents that it maintains comprehensive hiring policies and procedures which include, among other things, a background check for criminal convictions, and if requested by Bank of America, drug testing, all to the extent permitted by law. Supplier further represents that through its hiring policies and procedures including background checks, it endeavors to hire the best candidates with appropriate character, disposition, and honesty. In the event that supplier employs non-U.S. citizens to provide services hereunder, Supplier shall ensure that all such persons have and maintain appropriate visas to enable them to provide the services.

25.8	Bank or America shall notify Supplier of any act of dishonesty or breach of trust committed against Bank of America. which may involve a Supplier Representative, or Subcontractor of which Bank of America becomes aware, and Supplier shall notify Bank of America if it becomes aware of any such offense. Following such notice, at the request of Bank of America and to the extent permitted by law, Supplier shall cooperate with investigations conducted by or on behalf of Bank of America.

26.0	INSURANCE

26.1	Supplier shall at its own expense secure and continuously maintain, and shall require its Subcontractors to secure and continuously maintain, throughout the Term, the following insurance with companies qualified to do business in the jurisdiction in which the services will be performed and rating A-VII or better in the current Best’s Insurance Reports published by A M. Best Company and shall, upon Bank of America’s request, be furnished to Bank of America certificates and required endorsements evidencing such insurance. Bank of America shall be named as an ‘‘Additional Insured” to the coverages described in Sections 26.2.3, 26.2.4, and 26.2.5 below for the purpose of protecting Bank of America from any expense and/or liability arising out of, alleged to arise out of, related to or connected with the Products provided by Supplier and/or its Subcontractors. The certificates shall state the amount of all deductibles and self-insured retentions and shall contain evidence that the policy or policies shall not be canceled or materially altered without at least thirty (30) calendar days prior written notice to Bank of America. Supplier and its Subcontractors shalt pay any and all costs which are incurred by Bank of America as a result of any such deductibles or self-insured retentions to the extent that Bank of America is named as an “Additional Insured,” and to the same extent as if the policies contained no deductibles or self-insured retention. The insurance coverages and limits required to be maintained by Supplier and its Subcontractors shall be primary and non-contributory to insurance coverage, if any, maintained by Bank of America. Supplier and Proprietary to Bank of America its Subcontractors and their underwriters shall waive subrogation against Bank of America and shall cause their insurer(s) to waive subrogation against Bank of America.

26.2	Insurance Coverages

26.2.1	Worker’s Compensation Insurance which shall fully comply with the statutory requirements of all applicable state and federal laws.

26.2.2	Employers’ Liability Insurance which limit shall be $1,000,000 per accident for Bodily injury and $1,000,000 per employee/aggregate for disease.

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26.2.3	Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence and $2,000,000 aggregate for bodily Injury, death, property damage and personal injury, and specifically covering infringement of Intellectual Property Rights. This policy shall include products/completed operations coverage and shall also include contractual liability coverage.

26.2.4	Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by Supplier with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

26.2.5	Excess coverage with respect to Sections 26.2.2, 26.2.3 and 26.2.4 above with a per occurrence limit of $5,000,000. The limits of liability required In subsections 26.2.2, 26.2.3 and 26.2.4 may be satisfied by a combination of those policies with an Umbrella/Excess Liability policy.

26.2.6	Technology Errors and Omissions Insurance with minimum limits of not less than $5,000,000, covering liabilities arising from errors, omission, etc., in rendering computer or information technology services including but not limited to (1) systems analysis (2) systems programming (3) data processing (4) systems integration (5) outsourcing including outsourcing development and design (6) systems design, consulting, development and modification (7) training services relating to computer software or hardware (8) management, repair and maintenance of computer products, networks and systems (9) marketing, selling, servicing, distributing, installing and maintaining computer hardware or software (10) data entry, modification, verification, maintenance, storage, retrieval or preparation of data output.

26.2.7	Supplier shall be responsible for loss to bank property and customer property, directly or indirectly, and shall maintain Fidelity Bond or Crime coverage for the dishonest acts of its employees in a minimum amount of $5,000,000. Supplier shall endorse such policy to include a “Client Coverage” or “Joint Payee Coverage” endorsement Bank of America shall be named as “Loss Payee, As Their Interest May Appear’’ in such Fidelity Bond.

26.3	The failure of Bank of America to obtain certificates, endorsements, or other forms of insurance evidence from Supplier and its Subcontractors is not a waiver by Bank of America of any requirements for the Supplier and its Subcontractors to secure and continuously maintain the specified coverages. Supplier shall notify and shall advise its Subcontractors to notify insurers of the coverages required hereunder. Bank of America’s acceptance of certificates and/or endorsements that in any respect do not comply with the requirements of this Section does not release the Supplier and its Subcontractors from compliance herewith. Should Supplier and/or its Subcontractors fail to secure and continuously maintain the insurance coverage required under this Agreement, Supplier shall itself be responsible to Bank of America for all the benefits and protections that would have been provided by such coverage, including without limitation, the defense and indemnification protections.

27.0	CONFIDENTIALITY AND INFORMATION PROTECTION

27.1	The term “Confidential Information” shall mean this Agreement and all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser’’) discloses, in writing, orally, visually or in any other medium, to the other Party (“Recipient”) or to which Recipient obtains access and that relates to Discloser or, in the case of Supplier, to Bank of America or its Representatives, customers, third-party vendors or licensors. Confidential Information includes Associate Information, Customer information and Consumer information, as defined in the Section entitled ‘‘Definitions.” A “writing” shall include an electronic transfer of information by e-mail, over the internet or otherwise.

27.2

Supplier acknowledges that Bank of America has a responsibility to its customers and other consumers using Its services to keep Associate Information, Customer Information and Consumer Information strictly confidential. Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates and independent contractors not to disclose Confidential Information of the other Party, including Associate Information,

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Customer Information and Consumer Information, during or after the Term of this Agreement, other than on a “need to know” basis and then only to: (a) Affiliates of Bank of America; (b) Recipient’s employees or officers; (c) Affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section; (d) pursuant to the exceptions set forth in 15 U.S.C 6802(e) and accompanying regulations, which disclosures are made in the ordinary course of business and (e) as required by law or as otherwise expressly permitted by this Agreement. Recipient shall not use or disclose Confidential Information of the other Party for any purpose other than to carry out this Agreement. Recipient shall treat Confidential Information of the other Party with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care. Upon expiration or termination of this Agreement for any reason or at the written request of Bank of America during the Term of this Agreement. Supplier shall promptly return to Bank of America or destroy according to the Information Destruction Requirements described within SCHEDULE E, “Information Security . at Bank of America’s election, all Bank of America Confidential Information in the possession of Supplier or Supplier’s Subcontractors, subject to and in accordance with the terms and provisions of this Agreement.

27.3	To the extent legally permitted, Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall require any notice or other action by Bank of America in connection with requests or demands for Confidential Information by bank examiners.

27.4	Supplier shall not remove or download from Bank of America’s premises or systems, the original or any reproduction of any notes, memoranda, files, records, or other documents, whether in tangible or electronic form, containing Bank of America’s Confidential Information or any document prepared by or on behalf of Supplier that contains or is based on Bank of America’s Confidential Information, without the prior written consent of an authorized Representative of Bank of America. Any document or media provided by an authorized Bank of America Representative or notes taken to document discussions with Bank of America Representatives pertaining to the Products provided hereunder will be deemed to fall outside this consent requirement unless otherwise stated by the Bank of America Representative.

27.5	With the exception of Associate Information, Customer Information and Consumer Information, the obligations of confidentiality in this Section shall not apply to any information that (i) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (ii) Recipient independently develops without access to Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section or (iv) is rightfully received by Recipient from a third party without the obligation of confidentiality. Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.

27.6	Bank of America may disclose Confidential Information of Supplier to independent contractors for the purpose of further handling, processing, modifying and adapting the Products for use by or for Bank of America, provided that such independent contractors have agreed to observe in substance the obligations of Bank of America set forth in this Section.

27.7	All Confidential Information disclosed by Bank of America and any results of processing such Confidential Information or derived in any way therefrom shall at all times remain the property of Bank of America. Supplier shall have the responsibility for and bear all risk of loss or damage to Confidential Information and damages resulting from improper or inaccurate processing of such data arising from the negligence or willful misconduct of Supplier, its Representatives or Subcontractors.

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27.8	Supplier acknowledges that Bank of America is required to comply with the information security standards required by the Gramm-Leach-Bliley Act (15 U.S.C. 6801, 6805(b)(1)) and the regulations issued thereunder (12 C.F.R. Part 40), the Fair and Accurate Credit Transactions Act (15 U.S.C. 1681, 1681w) and the regulations issued thereunder (12 C.F.R. Parts 30 and 41) and with other statutory, legal and regulatory requirements (collectively, “Privacy Laws’’) If applicable, Supplier shall make commercial best efforts to assist Bank of America to so comply and shall comply and conform with applicable Privacy Laws, as amended from time to time, and with the Bank of America policies for information protection as modified by Bank of America from time to time.

27.9	Bank of America may, in its sole discretion and at any time during the Term of this Agreement, suspend, revoke or terminate Supplier’s right to receive Confidential Information upon written notice to Supplier. Upon receipt of that notice, Supplier shall (i) immediately stop accessing and/or accepting Confidential Information and (ii) promptly return to Bank of America or destroy according to the Information Destruction Requirements described within SCHEDULE E, “Information Security,” at Bank of America’s election, all Bank of America Confidential Information in the possession of Supplier or Suppliers Subcontractors, subject to and in accordance with the terms and provisions of this Agreement.

27.10	As a condition of access to the Confidential Information of Bank of America, Supplier shall make available to Bank of America a copy of its written Information Security Program for evaluation. The program shall be designed to:

A.	Ensure the security, integrity and confidentiality of Confidential Information;

B.	Protect against any anticipated threats or hazards to the security or integrity of such Confidential Information;

C.	Protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the person or entity that is the subject of such Confidential Information; and

D.	Ensure the proper disposal of such Confidential Information.

27.11	At the request of Bank of America, Supplier shall make commercially reasonable modifications to its Information Security Program or to the procedures and practices thereunder to conform at least to the Bank Security Requirements. Supplier shall require any Subcontractors and other persons or entities who provide services to Supplier for delivery to Bank of America directly or indirectly or who hold Confidential Information to implement and administer an information protection program and plan that complies with Bank Security Requirements. Supplier shall include or shall cause to be included in written agreements with such Subcontractors or other persons or entities substantially the terms of this Section and the provisions of SCHEDULE E.

27.12	One aspect of the determination of Supplier compliance with Bank Security Requirements is a review of Supplier Security Controls. As a condition precedent to performance under this Agreement, Supplier agrees to satisfy the following validation requirements:

A.	Participation in Bank of America’s Supplier testing and assessment process including the completion of online and/or on-site assessment(s), as appropriate, and remediation of any findings;

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B.	Periodic discussions between Bank of America personnel and Supplier Information Technology security personnel to review Supplier Security Controls; and

C.	Delivery to Bank of America of network diagrams depicting Supplier perimeter controls and security policies and processes relevant to the protection of Confidential Information. Examples of these policies include, but are not limited to, access control, physical security, patch management. password standards, encryption standards, and change control.

27.13 During the course of performance under this Agreement, Supplier shall ensure the following:

A.	Adequate governance and risk assessment processes are in place to maintain controls over Confidential Information. A security awareness program must be in place or implemented that communicates security policies to all Supplier (and Supplier Subcontractor(s)) personnel having access to Confidential Information.

B.	Notification to Bank of America of changes that may impact the security of Confidential Information. Such changes requiring notification include, by way of example and not limitation, outsourcing of computer networking, data storage, management and processing or other information technology functions or facilities and the implementation of external web-enabled (internet) access to Confidential Information.

C.	Use of strong, industry-standard encryption of Confidential Information transmitted over public networks (e.g. internet, non-dedicated leased lines) and backup tapes residing at off-site storage facilities.

27.14	Bank of America reserves the right to monitor Supplier-maintained platforms that reside on the Bank of America network. The Supplier may be required, at the expense of Bank of America, to assist with installation, support and problem resolution of Bank of America owned equipment or processes, or to provide an information feed from the Supplier Platform to the Bank of America monitoring processes.

27.15	Supplier shall deliver an updated information Security Program or confirm that no changes have been made to the Information Security Program annually.

27.16	Supplier understands and acknowledges its obligation to adhere to the Payment Card Industry Data Security Standards (PCI DSS) for the protection of cardholder data throughout the Term of the contract and any Renewal Terms. The PCI DSS may be found at www.pcisecuritystandards.org. Supplier further understands that it is responsible for the security of cardholder data In its possession or control or in the possession or control of any Subcontractors that it engages to perform under this contract. Such Subcontractors must be identified to and approved by Bank of America in writing prior to sharing cardholder data with the Subcontractor. In support of this obligation, Supplier shall provide appropriate documentation to demonstrate compliance with PCI DSS standards by Supplier and all identified Subcontractors. Failure to discharge this obligation may be considered by Bank of America to be a Termination Event under (a) of subsection 5.2.

28.0	INDEMNITY

28.1

Supplier shall indemnify, defend, and hold harmless Bank of America and its Representatives, successors, permitted assigns and customers from and against any and all claims or legal actions of whatever kind or nature that are made or threatened by any third party and an related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation, defense or settlement (“Damages”), which arise out of, are alleged to arise out of, or relate to the following: (a) any negligent act or omission or willful misconduct by

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Supplier, its Representatives or any Subcontractor engaged by Supplier in the performance of Supplier’s obligations under this Agreement; or (b) any breach in a representation, covenant or obligation of Supplier contained in this Agreement

28.2	Supplier shall defend or settle at its expense any threat, claim, suit or proceeding arising from or alleging infringement, misappropriation or other violation of any Intellectual Property Rights or any other rights of any third party by Products, Work Product or services furnished under this Agreement Supplier shall indemnify and hold Bank of America, its Affiliates and each of their Representatives, successors, permitted assigns and customers harmless from and against and pay any Damages. including royalties and license fees attributable to such threat, claim, suit or proceeding.

A.	If any Product, Work Product or service furnished under this Agreement, including, without limitation, software, system design, equipment or Documentation, becomes, or in Bank of America’s or Supplier’s reasonable opinion is likely to become, the subject of any claim, suit, or proceeding arising from or alleging facts that if true would constitute infringement, misappropriation or other violation of, or in the event of any adjudication that such Work Product or Product infringes, misappropriates or otherwise violates any Intellectual Property Rights or any other rights of a third party, Supplier shall promptly notify Bank of America and, at Supplier’s expense, Supplier shall take the following actions in the listed order of preference: (i) secure for Bank of America the right to continue using the Work Product or Product; or if commercially reasonable efforts are unavailing, (ii) replace or modify the Work Product or Product to make it noninfringing; provided, however, that such modification or replacement shall not degrade the operation or performance of the Work Product or Product.

B.	The indemnity in the preceding provision shall not extend to any claim of infringement resulting solely from Bank of America’s unauthorized modification or use of the Work Product or Product.

28.3	Bank of America shall give Supplier notice of, and the Parties shall cooperate in, the defense of any such claim, suit or proceeding, including appeals, negotiations and any settlement or compromise thereof, provided that Bank of America must approve the terms of any settlement or compromise that may impose any unindemnified or nonmonetary liability on Bank of America.

29.0	LIMITATION OF LIABILITY

29.1	Neither Party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party alleged to be liable has knowledge of the possibility of such damages, provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the obligations of the Section entitled “Indemnity,” the Section entitled “Confidentiality and Information Protection,” or Supplier’s gross negligence or willful misconduct.

30.0	DAMAGE TO BANK OF AMERICA SYSTEMS

30.1	Supplier represents and warrants that the Product and any media used to distribute it contain no computer instructions, circuitry or other technological means (“Harmful Code”) whose purpose is to disrupt, damage or interfere with Bank of America’s use of its computer and telecommunications facilities for their commercial, test or research purposes. Harmful Code shall include, without limitation, any automatic restraint, time-bomb, trap-door, virus, worm, Trojan horse or other harmful code or instrumentality that will cause the Products or any other Bank of America software, hardware or system to cease to operate or to fail to conform to its specifications. Supplier shall indemnify Bank of America and hold Bank of America harmless from all claims, losses, damages and expenses, including attorneys’ fees, arising from the presence of Harmful Code in or with the Product or contained on media delivered by Supplier. Supplier further represents and warrants that it will not introduce any Harmful Code, into any computer or electronic data storage system used by Bank of America.

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31.0	SUPPLIER DIVERSITY

31.1	Supplier acknowledges and supports the Bank of America Supplier Diversity efforts supporting minority, woman and disabled-owned business enterprises and its commitment to the participation of minority, woman and disabled-owned business enterprises in its procurement of goods and services.

31.2	Definitions: For purposes of this Agreement, the following are the definitions of “Minority-Owned Business Enterprise,” “Minority Group,” “Woman-Owned Business Enterprise,” “Disabled-Veteran-Owned Business Enterprise” and “Disabled-Owned Business Enterprise.”

A.	“Minority-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, physically located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by one or more member(s) of a Minority Group who maintain United States citizenship.

B.	“Minority Group” means African Americans, Hispanic Americans, Native Americans (American Indians, Eskimos, Aleuts, and native Hawaiians), Asian-Pacific Americans, and other minority group as recognized by the United States Small Business Administration Office of Minority Small Business and Capital ownership Development.

C.	“Woman-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled by a female of United States citizenship.

D.	“Disabled Veteran-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located In the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated, and controlled by a disabled veteran. The disabled veteran’s ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity. The Association of Service Disabled Veterans, www.asdv.org provides certification for this category of business owners throughout the United States.

E.	“Disabled-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by an individual of United States citizenship with a permanent mental or physical impairment that substantially limits one or more of the major life activities and which has a significant negative impact upon the company’s ability to successfully compete. The ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity. Due to the absence of a certifying agency for this category of business owners, the Disabled-Owned Business Enterprise must complete an affidavit and provide supporting documentation to be eligible for consideration towards diverse supplier participation.

31.3	In addition to the above criteria to qualify as a Minority, Woman or Disabled-Owned Business Enterprise under this Agreement, the diverse supplier must be certified by an agency acceptable to Bank of America.

31.4	Participation Representation: Supplier represents it is not a Minority-, Woman-, Disabled- or Veteran- Disabled Owned Business Enterprise.

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32.0	ENVIRONMENTAL INITIATIVE

32.1	Supplier acknowledges that Bank of America encourages each supplier with which it enters into an agreement for the provision of goods or services to use, consistent with the efficient performance of such agreements, recycled paper goods and other environmentally preferable products, and to implement and adhere to other environmentally beneficial policies and practices. Supplier represents and warrants that Supplier uses environmentally beneficial practices specific to its industry that meet at least the minimum standard recommended for its industry. Upon Bank of America’s request, Supplier will provide written information on its environmental policies and procedures.

33.0	AUDIT

33.1	Supplier shall maintain at no additional cost to Bank of America, in a reasonably accessible location, all Records pertaining to its Products and services provided to Bank of America under this Agreement for a period of seven (7) years or as required by law, if longer. Such Supplier Records referenced above may be inspected, audited and copied by Bank of America, its Representatives or by federal or state agencies having jurisdiction over Bank of America, during normal business hours and at such reasonable times as Bank of America and Supplier may determine. Records available for review shall exclude any records pertaining to Supplier’s other customers deemed proprietary and confidential and Supplier confidential and proprietary records not associated with the Products and services provided under this Agreement. Supplier will give prior notice to Bank of America of requests by federal or state authorities to examine Supplier’s Bank of America Records. At Bank of America’s written request, Supplier shall reasonably cooperate with Bank of America in seeking a protective order with respect to such Records.

33.2	Supplier shall provide at its expense on an annual basis, a copy of the latest SAS70 (Statement on Auditing Standards No. 70, Service Organizations) Type II independent audit firm report for facilities not managed by Bank of America that are used to provide Products under this Agreement. If not available, Supplier, at its sole cost and expense, will engage a nationally recognized certified public accounting firm to conduct the audit and prepare applicable reports. Each report will cover a minimum six (6) calendar month period each calendar year during the Term. Bank of America reserves the right to expand the scope of the controls to be covered in any SAS70-Type II audit report prepared during the Term. Supplier shall provide Bank of America with the scope of the audit and a complete copy of each report prepared in connection with each such audit within thirty (30) calendar days after it receives such report.

33.3	Supplier shall provide a copy of the latest operational audit for facilities not managed by Bank of America that are used to provide services under this Agreement. If necessary, Supplier, at its sole cost and expense, will engage a nationally recognized certified public accounting firm to conduct the audit and prepare applicable reports. Each report will cover a minimum six (6) calendar month period each calendar year during the Term. Such audits may be on a rotating site basis where operations and procedures of Supplier services provided to Bank of America are in multiple locations in order to confirm that Supplier is in compliance in all aspects of the Agreement Supplier shall provide Bank of America with a copy of each report prepared in connection with each such audit within thirty (30) calendar days after it receives such report.

33.4

During regular business hours but no more frequently than once a year, Bank of America may, at Its sole expense, perform a confidential audit of Supplier’s operations as they pertain to the Products or services provided under this Agreement. Such audits shall be conducted on a mutually agreed upon date (which shall be no more than ten (10) Business Days after Bank of America’s written notice of time, location and duration), subject to reasonable postponement by Supplier upon Supplier’s reasonable request, provided, however, that no such postponement shall exceed twenty (20) Business Days. Bank of America will provide Supplier a summary of the findings from each report prepared in connection with any such audit and discuss results, including remediation plans. If audit results find Supplier Is not in substantial compliance with the

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requirements of this Agreement, then Bank of America shall be entitled, at Supplier’s expense, to perform up to two (2) additional such audits in that year in accordance with the procedure set forth in this Section. Supplier agrees to promptly take action at Its expense to correct those matters or items identified in any such audit that require correction. Failure to correct such matters shall be considered a material breach of this Agreement.

33.5	Supplier will provide reasonable access to Bank of America’s federal and state governmental regulators (at a minimum, to the extent required by law), at Bank of America’s expense, to Bank of America’s Records held by Supplier and to the procedures and facilities of Supplier relating to the Products and services provided under this Agreement Pursuant to 12 U.S.C. 1867(c), the performance of such services will be subject to regulation and examination by the appropriate federal banking agency to the same extent as if the services were being performed by Bank of America itself. Supplier acknowledges and agrees that regulatory agencies may audit Supplier’s performance at any time during normal business hours and that such audits may include both methods and results under this Agreement.

33.6	Upon prior written notice and at a mutually acceptable time, Bank of America personnel or its Representatives (e.g., external audit consultants) may audit, test or inspect Supplier’s Information Security Program and its facilities to assure Bank of America’s data and Confidential Information are adequately protected. This right to audit is in addition to the other audit rights or assessments granted herein. Bank of America will determine the scope of such audits, tests or inspections, which may extend to Supplier’s Subcontractors and other Supplier resources (other systems, environmental support, recovery processes, etc.) used to support the systems and handling of Confidential Information. Supplier will inform Bank of America of any internal auditing capability it possesses and permit Bank of America’s personnel to consult on a confidential basis with such auditors at all reasonable times. Bank of America may provide Supplier a summary of the findings from each report prepared in connection with any such audit and discuss results, including any remediation plans. Without limiting any other rights of Bank of America herein, if Supplier is In breach or otherwise not compliant with any of the provisions set forth in the Section of this Agreement entitled “Confidentiality and Information Protection” and/or SCHEDULE E, then Bank of America may conduct additional audits.

33.7	In addition to the requirements under this Section 33.0 and upon Bank of America’s request, Supplier shall deliver to Bank of America, within thirty (30) calendar days after its receipt by its board of directors or senior management. a copy of any preliminary or final report of audit of Supplier by any third-party auditors retained by Supplier, including any management letter such auditors submit, and on any other audit or inspection upon which Bank of America and Supplier may mutually agree.

34.0	NON-ASSIGNMENT

34.1	Neither Party may assign this Agreement or any of the rights hereunder or delegate any of its obligations hereunder, without the prior written consent of the other Party, and any such attempted assignment shall be void, except that Bank of America or any permitted Bank of America assignee may assign any of its rights and obligations under this Agreement (including, without limitation, any individual Order) to any Bank of America Affiliate, the surviving corporation with or into which Bank of America or such assignee may merge or consolidate or an entity to which Bank of America or such assignee transfers all, or substantially all, of its business and assets. Bank of America may not unreasonably withhold its consent of assignment in the event the supplier merges or consolidates with another entity.

35.0	GOVERNING LAW

35.1	This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of North Carolina. Each Party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts. This provision shall not be construed to conflict with the provisions of the Section entitled “Mediation/Arbitration.”

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36.0	DISPUTE RESOLUTION

36.1	The following procedure will be adhered to in all disputes arising under this Agreement which the Parties cannot resolve informally through their Relationship Managers. The aggrieved Party shall notify the other Party in writing of the nature of the dispute with as much detail as possible about the deficient performance of the other Party. The Relationship Managers shall meet (in person or by telephone) within seven (7) calendar days (or other mutually agreed upon date) after the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken by the respective Parties. If the Relationship Managers do not meet or are unable to agree on corrective action, senior managers of the Parties having authority to resolve the dispute without the further consent of any other person (“Management”) shall meet or otherwise act to facilitate an agreement within fourteen (14) calendar days (or other mutually agreed upon date) of the date of the written notification. If Management do not meet or cannot resolve the dispute or agree upon a written plan of corrective action to do so within seven (7) calendar days (or other mutually agreed upon date) after their initial meeting or other action, or if the agreed-upon completion dates in the written plan of corrective action are exceeded, either Party may request mediation and/or arbitration as provided for in this Agreement. Except as otherwise specifically provided, neither Party shall initiate arbitration, mediation or litigation unless and until this dispute resolution procedure has been substantially compiled with or waived. Failure of a Party to fulfill its obligations in this Section, including failure to meet timely upon the other Party’s notice, shall be deemed such a waiver.

37.0	MEDIATION/ARBITRATION

37.1	If the Parties are unable to resolve a dispute arising out of or relating to this Agreement in accordance with the Section entitled “Dispute Resolution,” the Parties will in good faith attempt to resolve such dispute through non-binding mediation. The mediation shall be conducted before a mediator acceptable to both sides, who shall be an attorney or retired judge practicing in the areas of banking and/or information technology law. The mediation shall be held In Charlotte, N.C., provided, however, a dispute relating to infringement of Intellectual Property Rights or the Section entitled “Confidentiality and Information Protection” shall not be subject to this Section entitled “Mediation/Arbitration.”

37.2	Any controversy or claim, other than those specifically excluded, between or among the Parties not resolved through mediation under the preceding provision, shall at the request of a Party be determined by arbitration. The arbitration shall be conducted by one independent arbitrator who shall be an attorney or retired judge practicing in the areas of banking and/or Information technology law. The arbitration shall be held in Charlotte, N.C. in accordance with the United States Arbitration Act (9 U.S.C. 1 et seq.), notwithstanding any choice of law provision in this Agreement, and under the auspices and the Commercial Arbitration Rules of the American Arbitration Association.

37.3	Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three (3) per Party and shall be held within thirty (30) calendar days of the making of a request. Additional depositions may be scheduled only with the permission of the arbitrator, and for good cause shown. Each deposition shall be limited to a maximum of three (3) hours duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within sixty (60) calendar days following the appointment of the arbitrator.

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37.4	The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall follow the law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law and the rationale for the decision. The arbitrator shall reconsider the decision once upon the motion and at the expense of a Party. The Section of this Agreement entitled “Confidentiality and Information Protection” shall apply to the arbitration proceeding, all evidence taken, and the arbitrator’s opinion, which shall be Confidential Information of both Parties. Judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction.

37.5	No provision of this Section shall limit the right of a Party to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration. The exercise of a remedy does not waive the right of either Party to resort to arbitration. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of either Party to submit the controversy or claim to arbitration if the other Party contests such action for judicial relief.

38.0	NON-EXCLUSIVE NATURE OF AGREEMENT

38.1	Supplier agrees that it shall not be considered Bank of America’s exclusive provider of any goods or services provided hereunder. Bank of America retains the unconditional right to utilize other vendors in the provision of services and products whether or not similar to the services and Products described in this Agreement.

39.0	OWNERSHIP OF WORK PRODUCT

39.1	Bank of America will own exclusively all Work Product and Supplier hereby assigns to Bank of America all right, title and interest (including all Intellectual Property Rights) in the Work Product. Work Product, to the extent permitted by law, shall be deemed “works made for hire” (as that term is defined in the United States Copyright Act). Supplier shall provide Bank of America upon request with all assistance reasonably required to register, perfect or enforce such right, title and interest, including providing pertinent information and, executing all applications, specifications, oaths, assignments and all other instruments that Bank of America shall deem necessary. Supplier shall enter into agreements with all of its Representatives and Subcontractors necessary to establish Bank of America’s sole ownership in the Work Product. Bank of America acknowledges Supplier’s and its licensors’ claims of proprietary rights in preexisting works of authorship and other intellectual property (“Pre-existing IP”) Supplier uses in its work pursuant to this Agreement. Bank of America does not claim any right not expressly granted by this Agreement in such Pre-existing IP, which shall not be deemed Work Product, even if incorporated with Work Product in the Product Supplier delivers to Bank of America. Unless otherwise agreed in an Order, Supplier grants Bank of America a perpetual, worldwide, irrevocable, nonexclusive royalty free license to any Pre-existing IP embedded in the Work Product, which shall permit Bank of America and any transferee or sublicensee of Bank of America, subject to the restrictions in this Agreement, to make, use, import, reproduce, display, distribute, make derivative works and modify such Pre-existing IP as necessary or desirable for the use of the Work Product.

39.2	Supplier shall promptly notify Bank of America in writing, of any threat, or the filing of any action, suit or proceeding, against Supplier, its Affiliates, Subcontractors or Representatives, (i) alleging infringement, misappropriation or other violation of any Intellectual Property Right related to any Product, Work Product or service furnished under this Agreement, or (ii) in which an adverse decision would reasonably be expected to have a material adverse effect on the Supplier or the use by Bank of America of the Products, Work Product or services furnished under this Agreement.

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39.3	At all times during the Term, upon request from Bank of America and upon termination of this Agreement for any reason, Supplier shall provide immediately to Bank of America the then-current version of any Work Product in Supplier’s possession.

39.4	Supplier understands and acknowledges that Bank of America may (i) manage, modify, maintain and update pre-existing data and information, and (ii) generate, manage, modify, maintain and update additional data and information (collectively, “Bank of America Data”) using the Software. Bank of America Data will be treated as Bank of America Confidential Information and Bank of America shall retain all right, title and interest in and to all Bank of America Data.

39.5	Bank of America shall have the right to interface the Software and to use it in conjunction with other software, programs, routines and subroutines developed or acquired by Bank of America. Supplier shall have no ownership interest in any other software, program, routine or subroutine developed by Bank of America or acquired by Bank of America from a third party by virtue of its having been interfaced with or used in conjunction with any Software.

40.0	MISCELLANEOUS

40.1	Bank of America and Supplier represent that they are equal opportunity employers and do not discriminate in employment of persons or awarding of subcontracts because of a person’s race, sex, age, religion, national origin, veteran or handicap status. Supplier is aware of and fully informed of Supplier’s responsibilities and agrees to the provisions under the following: (a) Executive Order 11246, as amended or superseded in whole or in part, and as contained in Section 202 of the Executive Order as found at 41 C.F.R. § 60-1.4(a)(1-7); (b) Section 503 of the Rehabilitation Act of 1973 as contained in 41 C.F. R. § 60- 741.4; and (c) The Vietnam Era Veterans’ Readjustment Assistance Act of 1974 as contained in 41 C.F.R. § 60-250.4.

40.2	Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement and should not be used to construe or interpret this Agreement.

40.3	No delay, failure or waiver of either Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by either Party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision of this Agreement.

40.4	If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

40.5	No amendments of any provision of this Agreement shall be valid unless made by an instrument in writing signed by both Parties specifically referencing this Agreement. Notwithstanding anything therein to the contrary, the terms of any Order to this Agreement shall supplement and not replace or amend the terms or provisions of this Agreement and the terms and provisions of this Agreement shall control in the event of any conflict between such terms thereof and the terms and provisions of this Agreement and such conflict shall be resolved in favor of the express terms and provisions of this Agreement. The terms and provisions of this Agreement shall be incorporated by reference into any Order to this Agreement.

40.6

Anything in this Agreement to the contrary notwithstanding, the Parties hereby agree that thirty (30) calendar days after written notice by Bank of America of any amendment to this Agreement for compliance with a change in federal law, rule or regulation affecting financial services companies or the suppliers of financial services companies, this Agreement shall be amended by such notice and the amendment contained therein and without need for further action of the Parties, and the Agreement as amended thereby, shall be enforceable against the Parties, their successors and assigns. The notice provided hereunder shall set forth such change and provide

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the relevant amendment to the Agreement. Bank of America shall have the right to terminate immediately the Agreement, without further liability to Supplier, in the event of Supplier’s failure to comply with the terms and conditions of any such amendment to the Agreement.

40.7	This Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.

40.8	The remedies under this Agreement shall be cumulative and are not exclusive. Election of one remedy shall not preclude pursuit of other remedies available under this Agreement or at law or in equity. In arbitration a Party may seek any remedy generally available under the governing law.

40.9	To the maximum extent permitted by the governing law, this Agreement and the transactions called for herein shall not be governed or affected by any version of the Uniform Computer Information Transactions Act enacted in any jurisdiction.

40.10	Notwithstanding the general rules of construction, both Bank of America and Supplier acknowledge that both Parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

40.11	All notices or other communications required under this Agreement shall be given to the Parties in writing to the applicable addresses set forth on the signature page, or to such other addresses as the Parties may substitute by written notice given in the manner prescribed in this Section as follows: (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid, (b) over-night express courier or (c) by hand delivery to such addresses, Such notices shall be deemed to have been duly given (i) five (5) Business Days after the date of mailing as described above, (ii) one (1) Business Day after being received by an express courier during business hours, or (iii) the same day if by hand delivery.

40.12	Wherever this Agreement requires either Party’s approval or consent such approval or consent shall not be unreasonably withheld or delayed.

40.13	Unless the Parties otherwise agree in writing, all services to be provided hereunder shall be processed and/or provided, whether in part or in whole, by Supplier, its employees, Representatives and/or Subcontractors on and from a location or locations in one (1) or more of the fifty (50) states of the United States of America only, all subject to applicable laws and regulations.

40.14	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns. Except as expressly set forth in this Agreement and with the exception of the Affiliates of Bank of America, the Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such other third party, against either of the Parties hereto.

40.15	Neither Party shall issue any media releases, public announcements and public disclosures, relating to this Agreement or use the name or logo of the other Party, including, without limitation, in promotional or marketing material or on a list of customers, provided that nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party.

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41.0	ENTIRE AGREEMENT

41.1	This Agreement, the Schedules, and other documents Incorporated herein by reference, is the final, full and exclusive expression of the agreement of the Parties and supersedes all prior agreements, understandings, writings, proposals, representations and communications, oral or written, of either Party with respect to the subject matter hereof and the transactions contemplated hereby. The Parties agree to accept a digital image of this Agreement, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

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SCHEDULE B

Customization Schedule

This Customization Schedule is attached to the Software License, Customization and Maintenance Agreement (the “Agreement”) executed by and between Bank of America, N.A. (“Bank of America”) and <<enter Company Name» (“Supplier”). The Customizations identified hereunder shall be subject to the terms and conditions of that Software License, Customization and Maintenance Agreement referenced above.

Bank of America wishes to obtain the Customizations herein defined, and Supplier wishes to delivery those Customizations, on the terms and conditions of the Agreement and this Customization Schedule.

1.	The Customizations shall fulfill or exceed all of the functional, performance and other specifications described in the Program Materials and the documents prepared either by Bank of America or Supplier pursuant to this Agreement. as indicated below.

No later than <<enter Customization Documents Delivery Date>>, Supplier shall deliver to Bank of America the documents described below for this Customization. The detailed specifications so delivered shall be incorporated herein when approved by Bank of America.

System Solution

Functional Specifications

System Design Specifications

Test Specifications

Supplier acknowledges receipt of the following documents from Bank of America:

Detailed Requirements

2.	Bank of America Customizations:

3.	Supplier Customizations:

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4.	Fees for Customizations:

[SPECIFY TIME AND MATERIALS RATES ([Indicate any “not to exceed” limit on T&M Customization costs) OR FIXED PRICE]

If the proposed price Is Increased by Supplier upon delivery to Bank of America of detailed specifications or at any other time hereafter, Bank of America may terminate this Schedule and shall receive a refund of all amounts previously paid hereunder.

5.	Unless otherwise specified herein, the environment for this Customization Is the same as described on Product License Schedule A to this Agreement.

6	The Delivery and Installation Schedule for this Customization is:

Delivery Date:

Installation Date:

[Insert any other Schedule Information pertaining to the Delivery or Installation of the Product]

7.	[Add any special items. e.g., special payment Schedule, for this Schedule.]

8.	Project Personnel:

	Bank of America Project Administrator:		Supplier Project Administrator:

	Bank of America Project Manager:		Supplier Project Manager:

THE FOREGOING IS UNDERSTOOD AND AGREED TO BY:

<<enter Company Name>> (“Supplier”)		Bank of America, N.A. (“Bank of America”)
By:		By:
Name:		Name:
Title:		Title:
Date:		Date:

Proprietary to Bank of America	B-2	vTIP2010

Software License, Customization and Maintenance Agreement

SCHEDULE C

Bank of America Change Order Request Form

Bank of America –	Change number:
Project

Software and Hardware Change Order Request and Authorization

Requested by: (please print)	Date of request:
Name:	Date required:
Dept. #:	Priority:
Phone #:	○ Low ○ Medium ○ High

Description of change:
-
-

See Attachment ○
Response: ○ Bank of America or ○ Supplier Enhancement

See Attachment ○
Estimated effort (to be filled in by Systems Analyst)	Estimate for CO Request Only ○

Function	Hours required	Estimated Cost	Target date	Comments
Analysis/Design
Programming
Testing
Implementation

Estimated by:			Date:

Approved by:

Bank of America Project Manager	Date

Supplier Project Manager	Date

Proprietary to Bank of America	C-1	vTIP2010

Change Control Procedures

The procedure steps In Table 1 shall be employed to achieve the desired objectives for this Change Order.

Table 1    Change Control Procedure Steps

Step	Individual	Sub- step	Action
1)	Originator	a)	Fills out Change Order Request & Authorization Form
		b)	Submits form to Bank of America Project Administrator

2)	Bank of America Project Administrator	a)	Assign unique Change number to form log.
		b)	Logs from into CO log.
		c)	Make one copy of form and attachments.
		d)	File copy in “In Process-Review” CO file.
		e)	Deliver form (with attachments, if any) to Supplier Project Manager

3)	Supplier Project Manager	a)	Reviews form
		b)	Arranges for Analyst to review form

4)	Analyst	a)	Reviews form and analyzes changes required.
If time to evaluate CO is more than four hours, returns form to Supplier Project Manager with estimate of number of hours required (including expected additional participants and their respective hours) to evaluate the CO Request. Check “Estimate for CO Request Only” box on form. (Supplier Project Manager will get prior approval for Bank of America funding cost of CO Request evaluation, before Systems Analyst begins actual review.)
		b)	Fills out “Responses” section of form including “Estimated effort”
		c)	Returns form to Supplier Project Manager.

5)	Supplier Project Manager	a)	Review form for completeness of response, evaluates available resources.
		b)	Signs & dates form at bottom signifying approval.
		c)	Returns form to Project Administrator.

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6)	Bank of America Project Administrator	a)	Makes two copies of CO form
		b) c) d) e)	Files one copy in CO “Returned” file. Removes and destroys “In Process” copy. Returns a copy to Supplier Project Manager. Returns originals CO form to Originator.

7)	Bank of America Project Manager	a)	Evaluates CO Response.
		b)	Negotiates with Supplier any differences regarding licensing status of deliverables.
		c)	Signs & dates form at bottom signifying approval. If declined, writes “Cancelled” in “Bank of America Project Manager” signature area of form.
		d)	Makes appropriate copies for Bank of America use (to TAM, etc.)
		e)	Returns original signed copy to Project Administrator.

8)	Project Administrator	a)	If CO approved, makes two copies: one to Supplier Project Manager, one for person to be assigned. Delivers both to Supplier Project Manager. Updates log.
		b)	If CO cancelled, original from is filed in CO “Cancelled” file, updates log, removes copy from “Returned to Bank of America” file.

9)	Supplier Project Manager	a) b)	Reviews form, arranges for Supplier to assign Systems Analyst Updates project plan (may be done by Implementation Manager)

10)	Supplier’s Analyst		When CO completed, form is returned to Supplier Project Manager

11)	Supplier Project Manager	a)	Reviews the results of the CO (deliverables, activities …) and concurs that CO was completed. Signs form.
		b)	Returns form to Project Administrator.

12)	Project Administrator	a) b) c) d) e)	Makes two copies of completed form. Sends one copy to Supplier Accounting. Files one copy in “CO Completed” file. Sends original back to Bank of America Project Manager. Updates log.

13)	Bank of America Project Manager	a) b)	Reviews form and results. Files in Bank of America’s “CO Completed” file.

Proprietary to Bank of America	C-3	vTIP2010

SCHEDULE D

Maintenance Services

MAINTENANCE SERVICES

A.	During the Warranty Period, Supplier shall provide Bank of America Maintenance Services at no additional charge, provided that if a Customization is not Operative at the end of the applicable Warranty Period, Maintenance Services shall continue to be provided without additional charge until the Customization is Operative.

B.	Supplier shall provide the Maintenance Services described in this for Software, Updates and Upgrades provided to Bank of America pursuant to this Agreement.

C.	As part of Maintenance Services, Supplier shall provide the following:

(1)	help desk support available twenty-four (24) hours a day, seven (7) days a week via toll-free telephone number with help desk technicians sufficiently trained and experienced to identify or resolve most support issues and who shall respond to all Bank of America requests for support within fifteen (15) minutes after receiving a request for assistance;

(2)	a current list of persons and telephone numbers. including pager numbers, (the “Calling List”) for Bank of America to contact to enable Bank of America to escalate its support requests for issues that cannot be resolved by a help desk technician or for circumstances where a help desk technician does not respond within the time specified.

D.	Supplier shall deliver to Bank of America and keep current a list of persons and telephone numbers (“Calling List”) for Bank of America to contact in order to obtain answers to questions about the Equipment or to obtain Corrections. The Calling List shall include (1) the first person to contact if a question arises or problem occurs and (2) the persons in successively more responsible or qualified positions to provide the answer or assistance desired. If Supplier does not respond promptly to any request by Bank of America for telephone consultative service, then Bank of America may attempt to contact the next more responsible or qualified person on the Calling List until contact is made and a designated person responds to the call.

ERROR CORRECTION

A.	Supplier shall make reasonable efforts to respond within two (2) hours to Bank of America’s initial request for assistance in correcting or creating a workaround for an Error. Supplier’s response shall include assigning fully-qualified technicians to work with Bank of America to diagnose and correct or create a workaround for the Error and notifying the Bank of America Representative making the initial request for assistance of Supplier’s efforts, plans for resolution of the Error, and estimated time required to resolve the Error. Supplier shall correct Errors caused by the Object Code by modifying Source Code and distributing the modified Software to Bank of America on the schedule called for in this Section.

B.	For Class 1 Errors, Supplier shall provide a Correction or workaround reasonable in Bank of America’s judgment within the Repair Period after Bank of America reports the Error, or within four (4) hours after Bank of America first reports the Error if no other Repair Period is specified. These steps shall include assigning fully-qualified technicians to work with Bank of America without interruption or additional charge, twenty-four (24) hours per day, until Supplier provides a Correction or workaround reasonable in Bank of America’s judgment.

C.

For Class 2 Errors, Supplier shall take reasonable steps to provide a Correction or a workaround reasonable in Bank of America’s judgment by the opening of business on the second Business Day after Bank of America reports the Error. These steps shall include assigning fully-qualified

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technicians to work with Bank of America during Bank of America’s regular business hours until Supplier provides a workaround reasonable in Bank of America’s judgment or a Correction or Bank of America determines after consultation with Supplier that such a workaround or Correction cannot be produced by Supplier’s technicians. Supplier shall provide a Correction within thirty (30) calendar days after Bank of America’s report of the Error.

D.	For Class 3 Errors, Supplier shall correct the Errors by all reasonable means. Supplier shall correct the Errors and distribute the modified Software to Bank of America no later than the next Update, unless Supplier has scheduled release of such Update less than thirty (30) calendar days after Bank of America’s notice, in which case Supplier shall correct the Error no later than the following Update.

E.	Without limiting Supplier’s obligations under this Section, if Supplier does not deliver a Correction for an Error within the times allowed by this Section (whether Supplier has delivered a reasonable workaround or not), Supplier shall provide a written analysis of the problem and a written plan to supply Bank of America with a Correction.

PRODUCTION ERRORS

Notwithstanding the previous Section, “Error Correction,” if an Error prevents Bank of America from making productive use of the Software, Supplier shall use its best efforts to provide an effective workaround or a Correction by the time Bank of America opens for business on the Business Day after the Business Day on which Bank of America first reports the Error.

REMEDIES

A.	Without limitation of Supplier’s obligations above, Bank of America may fall back, at its option, to any previous version or release of the Software in which a Class 1 or Class 2 Error does not occur or can be worked around, and Supplier shall provide Maintenance Services at no charge, with respect to that version until Supplier provides a Correction.

DIAGNOSTIC INFORMATION

Bank of America shall submit to Supplier a listing of output and such other data as Supplier reasonably may request in order to reproduce operating conditions similar to those present when Bank of America detected the Error.

BANK OF AMERICA MODIFIED SOFTWARE

If Bank of America modifies the Software under the terms hereof, any additional maintenance costs or expenses to Supplier which result directly from such modification may be billed to Bank of America at the Time and Materials Rates.

UPDATES

Supplier shall provide all Updates to Bank of America at no additional charge when Updates are made generally available to Supplier’s other customers.

Supplier will complete two (2) dedicated releases/year for Bank of America during the initial Term. The parties will work together every 6 months during the Term to define and agree upon the timelines and features for the next dedicated release. During the Term, six (6) weeks prior to each release. Cardlytics will provide Bank of America with code release notes or other technical documentation (describing features and functionality).

Proprietary to Bank of America	D-5	vTIP2010

Supplier’s TMS provides marketing services across multiple financial Institutions in addition to Bank of America. For the TMS service to function properly, the OPS system must be upgraded periodically. The supplier will provide no more than two major code releases of OPS during a calendar year without Bank of America’s consent. Bank of America may implement these releases when appropriate and convenient for Bank of America. However, The TMS will support the current and previous release of OPS. If Bank of America does not upgrade to the current or previous release of OPS, some or all of TMS functionality may be impacted.

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SCHEDULE E

Information Security

INFORMATION SECURITY PROGRAM

Bank of America shall have the opportunity to evaluate the Supplier’s Information Security Program and Supplier Security Controls to ensure Supplier’s Compliance with the Section entitled “Confidentiality and Information Protection.” The Supplier’s Information Security Program (the “Program”) shall address the Bank Security Requirements described below. This Program shall, at a minimum, prescribe the architecture of Supplier’s system, Confidential Information placement within the system, the security controls in place (e.g. firewalls, web page security, intrusion detection, incident response process, etc.) and contain the information called for in the Subsection entitled “Security Program Features” below. The Program shall also describe physical security measures in place to protect Confidential Information received or processed by Supplier, including those that will protect Confidential Information that has been printed or otherwise displayed in forms perceptible with or without the aid of equipment. Bank of America shall provide Supplier with the Service Provider Security Requirements document outlining such Bank Security Requirements and Supplier Security Controls which shall be deemed a part of Bank of America’s Confidential Information under this Agreement Supplier acknowledges that upon request in order to be allowed continued access to Confidential Information, it will make modifications to its Information Security Program to add additional measures necessary to retain Information Security standards consistent with the Bank Security Requirements.

PRIVACY POLICY

With respect to Confidential Information and the services provided to or on behalf of Bank of America, Supplier promptly shall conform its publicly available privacy and security policies, in Bank of America’s reasonable judgment, to those of Bank of America, as they may exist from time to time.

PROTECTION

Supplier shall install and use a reasonable change control process to ensure that access to its systems and to Confidential Information is controlled and recorded. Supplier shall notify Bank of America of any planned system configuration changes or other changes affecting the Program applicable to Confidential Information, setting forth how such change will impact the security and protection of Confidential Information. No such change, which could reasonably be expected by Bank of America to have a material adverse impact on the security and protection of Confidential Information, may be implemented without the prior written consent of a Bank of America security representative. Bank of America may approve these types of changes prior to their becoming effective, such approval not to be unreasonably withheld or delayed.

Supplier shall permit Bank of America, at the election of Bank of America, to conduct security vulnerability (penetration) testing on those portions of the Supplier network, and any application servers that Supplier hosts on behalf of Bank of America, on which Confidential Information is stored or processed. Such vulnerability testing shall be conducted in a non-production environment with production equivalent security controls and with prior notice to Supplier. Supplier also agrees to make available to Bank of America the results of any vulnerability testing conducted by Supplier or a qualified third party provider of this service.

Supplier shall permit Bank of America to inspect the physical system equipment, operational environment, and Confidential Information handling procedures. Supplier’s agreement with any independent contractor to provide services to Bank of America in support of this Agreement shall likewise permit Bank of America to conduct the same inspections.

Proprietary to Bank of America	E-1	vTIP2010

Subject to the terms of this Agreement and the Schedules attached hereto, Supplier will take commercial best measures to prevent the unintended or malicious loss, destruction or alteration of Bank of America’s files, Confidential Information, software and other property received and held by Supplier. Supplier shall maintain back-up files (including off-site back-up copies) thereof and of resultant output to facilitate their reconstruction in the case of such loss, destruction or alteration, in order to ensure uninterrupted services in accordance with the terms of this Agreement, its Schedules, Bank of America’s written policies and Supplier’s disaster recovery plans.

DETECTION AND RESPONSE

Supplier shall notify Bank of America immediately (within 24 hours or as soon thereafter as practicable) following discovery of any suspected breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of any current or former Bank of America employee or customer (‘‘Affected Persons”) or otherwise provided to Supplier by Bank of America under this agreement through the defined security escalation channel of Bank of America, the Bank of America Incident Response Team (“InfoSafe”) by calling (800) 207-2322, option 1. Callers will be asked to identify themselves as Supplier. Such notification to Bank of America shall precede notifications to any other party. Supplier shall cooperate fully with all Bank of America security investigation activities consistent with the lnfoSafe guidelines for escalation and control of significant security incidents.

Bank of America reserves the right in its sole discretion to make appropriate privacy breach notifications to Affected Persons and regulators pursuant to federal or state guidelines, including but not limited to the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice. To assist Bank of America in such notifications, Supplier shall include a brief summary of the available facts, the status of any investigation, and, if known, the potential number of Affected Persons. Supplier agrees to provide at no charge, to Affected Persons appropriate credit monitoring services for two years. All costs associated with any security breach, including but not limited to, the costs of the notices to, and credit monitoring for, Affected Persons shall be the sole responsibility of Supplier. Supplier agrees that it shall not communicate with any third party, including, but not limited to the media, vendors, consumers. and Affected Persons regarding any security breach without the express written consent of Bank of America.

Supplier shall maintain for a mutually agreed-upon length of time, and afford Bank of America reasonable access to, all records and logs of that portion of Supplier’s network that stores or processes Confidential Information. Bank of America may review and Inspect any record of system activity or Confidential Information handling upon reasonable prior notice. Supplier acknowledges and agrees that records of system activity and of Confidential Information handling may be evidence (subject to appropriate chain of custody procedures) in the event of a Security Breach or other inappropriate activity. Upon the Bank of America, Supplier shall deliver the original copies of such records to Bank of America for use in any legal, investigatory or regulatory proceeding.

Supplier shall monitor industry-standard information channels (bugtraq, CERT, OEMs, etc.) for newly identified system vulnerabilities regarding the technologies and services provided to Bank of America and fix or patch any identified security problem in an adequate and timely manner. Unless otherwise expressly agreed in writing, “timely” shall mean that Supplier shall Introduce such fix or patch as soon as commercially reasonable after Supplier becomes aware of the security problem. This obligation extends to all devices that comprise Supplier’s system, e.g., application software, databases, servers, firewalls, routers and switches, hubs, etc., and to all of Supplier’s other Confidential Information handling practices.

Bank of America may perform vulnerability testing of Supplier’s system to test the remediation measures implemented after a security incident or event to protect Confidential Information.

SECURITY PROGRAM FEATURES

At the request of Bank of America, Supplier shall meet with the Bank of America information security team to discuss information security issues In much greater detail at mutually agreeable times and locations.

Proprietary to Bank of America	E-2	vTIP2010

Bank of America acknowledges and agrees that the information Supplier so provides is Supplier’s Confidential Information, as defined In this Agreement, and is valuable proprietary information of Supplier. Supplier shall provide detailed information including, but not limited to, the following topics, which also shall be addressed in Supplier’s Program.

1.	Diagrams. The diagrams shall show the detail of the system architecture including, without limitation, the logical topology of routers, switches, internet firewalls, management or monitoring firewalls, servers (web, application and database), intrusion detection systems, network and platform redundancy. The diagrams shall include all hosting environments including those provided by Supplier’s Subcontractors.

2.	Firewalls. Slate the specifications of the firewalls in use and who manages them. Specify the services, tools and connectivity required to manage the firewalls.

3.	Intrusion Detection Systems. Describe the intrusion detection system (“lDS”) environment and the Security Breach and event escalation process. Indicate who manages the IDS environment. Specify the services, tools and connectivity required to manage the IDS environment, and if the IDS network is host based.

4.	Change Management. Describe the change management process for automated systems used to provide services. Describe the process for information handling policies and practices.

5.	Business Continuity. Describe the business and technical disaster recovery management process.

6.	System Administration Access Control. Describe the positions that perform administration functions on servers, firewalls or other devices within the application and network infrastructure. Detail level of access needed to perform functions. Explain the access control mechanisms. Describe the process by which recurring access of the system(s) is conducted to ensure permissions are granted on a “need to know” basis. Detail access reports generated and when reports are reviewed periodically. Describe methods used to track/log the usage of each account.

7.	Customer Access Control. Describe each logon process to be followed by Bank of America Customers (including Bank of America employees) to obtain access to services Supplier provides to Bank of America. Describe the initial enrollment process for such Customers. Describe the password policies and procedures Supplier’s system enforces, including, without limitation, password expiration, length of password, password revocation, invalid logon attempt threshold, etc. Describe methods used to track/log the usage of each account Supplier shall demonstrate how a customer or end user authenticates to each application.

8.	Access to Confidential Information in Human-Perceptible Forms. Describe policies, procedures and controls used to protect Confidential Information when it is printed or in other perceptible forms; how and how often these policies and procedures are reviewed and tested; and what methods are used to ensure destruction of Confidential Information on hard copy.

9.	Operating System Baselines. Describe Supplier’s operating system security controls and configurations. Examples: Operating system services that have been removed because not required by Supplier’s services to Bank of America. Identify and provide current operating system fixes that have not been applied, if any.

Proprietary to Bank of America	E-3	vTIP2010

10.	Encryption. Describe in detail the technology and usage of encryption for protecting Confidential Information, including passwords and authentication information, during transit and in all forms and locations where it may be stored.

11.	Application and Network Management. Specify the services, tools and connectivity required to manage the application and network environments: who carries out the management functions; and what level of physical security applies to managed devices.

12.	Physical Security. For each location where Confidential Information will be processed or stored or services for Bank of America produced by Supplier, describe in detail the arrangements in place for physical security.

13.	Privacy: Describe Supplier’s privacy and security policies; indicate if they are in writing; and whether they are compatible with Bank of America’s policies.

14.	Location of Servers. Are web servers on a separate segment of the network from the application and database servers? If not, explain the reason this has not been done. At Bank of America’s request, Supplier shall make reasonable efforts to create this separation.

15.	Portable Media and Devices. Bank of America’s Confidential Information shall not be stored on any portable media or devices to include notebook/laptop computers, USB storage devices, approved by Bank of America and security precautions such as encryption of data and remote network connectivity will be addressed in the Supplier’s Information Security Program.

Proprietary to Bank of America	E-4	vTIP2010

INFORMATION DESTRUCTION REQUIREMENTS

Overall Requirements

At Bank of America’s direction, Supplier shall destroy all Confidential Information at all locations where it is stored after it is no longer needed for performance under this Agreement or to satisfy regulatory requirements. Supplier must have in place or develop information destruction schedules and processes that meet Bank of America standards and that must be used in all cases when Confidential Information is no Longer needed. These information destruction requirements are to be applied to paper, microfiche, disks, disk drives, tape and other destroyable electronic or digital media containing Confidential Information.

Paper and Other Shreddable Media

Paper and other shreddable media includes paper, microfiche, microfilm, compact disks (CDs) and any other media that can be shredded. This media must be shredded using shredding techniques or machines such that Confidential Information in this media is completely destroyed as set forth herein when Supplier is finished with the Confidential Information contained thereon and it is no longer needed. This media may be shredded immediately or temporarily stored In a highly secured, locked container. The media may be shredded at a location other than Supplier’s facilities; however it must be transferred in a highly secured. locked container. Supplier is responsible for supervising the shredding regardless of where the shredding activity occurs and by whom the shredding is performed. Confidential Information In this media must be completely destroyed by shredding such that the results are not readable or useable for any purpose.

Electronic Media

Electronic media includes, but Is not limited to, disk drives, diskettes. tapes, universal serial bus (USB) and other media that is used for electronic recording and storage. This media is to be wiped or degaussed using a Bank of America approved wipe or degaussing tool. Wiping uses a program that repeatedly writes data to the media and thereby destroys the original content. Degaussing produces an electronic field that electronically eliminates the original data and clears the media. These techniques must meet Bank of America standards and baselines. The resulting media must be free from any machine or computer content readable for any purpose.

Certification

These processes must be documented as a procedure by Supplier and should outline the techniques and methods to be used. The procedure must also indicate when and where Confidential Information is to be destroyed. Supplier shall keep records of all Confidential Information destruction completed and provide such records to Bank of America upon demand.

Proprietary to Bank of America	E-5	vTIP2010

SCHEDULE F

Background Checks

BACKGROUND SCREENING GUIDELINES

In accordance with and subject to the terms and conditions of this Agreement, prior to any person being assigned and beginning work for Bank of America under this Agreement, the following background screening guidelines must be administered and successfully passed by that person (“Contract Person”):

1.	Search of the Contract Person’s social security number to verify the accuracy of the individual’s identity and current and previous addresses.

2.	A criminal background search of all court records in each venue of the Contract Person’s current and previous addresses over the past ten (10) years.

3.	A minimum of at least two (2) confirmed work references prior to assignment at Bank of America.

4.	Verification of any post high school education or degrees, i.e. B.A.. B.S., Associate, or professional certifications.

5.	Validate authorization to work in the United States in compliance with I-9 requirements.6. Where required by state and/or federal law. enroll in and participate in a federal work authorization program and process employee information according to all applicable E-Verify rules and procedures.

Supplier shall keep copies of background screening documentation and provide certification of their completion to Bank of America when requested.

Proprietary to Bank of America	F-1	vTIP2010

SCHEDULE G

Recovery

1.	Supplier shall establish, maintain and implement per the terms thereof, a Business Continuity Plan. The Business Continuity Plan must be in place within forty-five (45) calendar days after the assumption of Service and shall include, but not be limited to, recovery strategy, loss of critical personnel, documented recovery plans covering all areas of operations necessary to delivering Supplier’s services pursuant to this Agreement, vital records protection and testing plans. The plans shall provide, without limitation, for off-site backup of critical data files, Confidential Information, software, documentation, forms and supplies as well as alternative means of transmitting and processing Confidential Information.

2.	The recovery strategy shall provide for recovery after both short and long term disruptions in facilities, environmental support, workforce availability, and data processing equipment. Although short term outages can be protected with redundant resources and network diversity, the long term strategy must allow for total destruction of Supplier’s business operations for a period of six (6) months or longer and set forth a recovery strategy.

3.	Supplier’s recovery objectives shall not exceed the following during any recovery period:

A.	Time to Full Restoration from time of disruption event: 4 hours

B.	Maximum Data Loss (stated in hours) from time of disruption event: 24 hours

C.	Percentage Reduction of Service levels: 50% during the 24 hour recovery period

In the event of a change, Bank of America agrees to work with Supplier to determine a mutually agreeable date for Supplier to match the new objectives if necessary.

4.	Supplier shall continue to provide service to Bank of America if Bank of America activates its contingency plan or moves to an interim site to conduct its business, including during tests of Bank of America’s contingency operations plans.

5.	Supplier shall furnish contingency recovery plans, contingency exercise and testing schedules annually or upon request. Supplier shall provide to Bank of America, annually, or upon request, copies of all contingency exercise final reports and shall Include, but not be limited to, disaster scenario description, exercise scope and objectives, detailed tasks, exercise issues list and remediation, and exercise results. If requested, Supplier shall allow Bank of America, at its own expense, to observe a contingency test.

6.	If Supplier provides electronic interchange of data with Bank of America, Supplier shall participate, if requested, in the recovery exercise of Bank of America to validate recovery capability.

7.	Supplier must provide evidence of capability to meet any applicable regulatory requirements concerning business continuity.

8.	Supplier shall be required to participate, if requested by Bank of America, in recovery testing of a mutually agreed upon scope and frequency.

Proprietary to Bank of America	G-1	vTIP2010

SCHEDULE TO Software License, Customization and Maintenance Agreement

Supplier Name:	Cardlytics, Inc.	Agreement Number:	CW251207

Supplier Address:	621 North Avenue NE Suite C-30 Atlanta, GA 30308	Addendum Number:	CW255039

Supplier Telephone:	888.798.5802	Addendum Effective Date	March 3, 2011

This Schedule (“Schedule”) is made as of the effective date set forth above to that Software License, Customization, and Maintenance Agreement, by and between Cardlytics, Inc. (“Supplier”) and Bank of America, N. A, (“Bank of America”), dated November 5, 2010, as amended (“SLCMA”). Each capitalized term used but not defined herein shall have the meaning assigned in the SLCMA.

WHEREAS, Bank of America and Supplier entered into the SLCMA in order to set forth the terms and conditions pursuant to which Supplier provides certain Software to Bank of America,

WHEREAS, the parties desire to add to the SLCMA the Supplier Offer Placement System Software;

NOW THEREFORE, in consideration of the promises and accords made herein, and the exchange of such good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bank of America and Supplier agree as follows:

The attached Schedule [A] is hereby incorporated into the SLCMA describing the Offer Placement System Software for use by Bank of America.

THE FOREGOING IS UNDERSTOOD AND AGREED TO BY:

Cardlytics, Inc. (“Supplier”)		Bank of America, N.A. (“Bank of America”)

By:	/s/ Scott Grimes	By:	/s/ Chandra Torrence

Name:	Scott Grimes	Name:	Chandra Torrence

Title:	Chief Executive Officer	Title:	V.P., Sourcing Manager

Date:	3/4/11	Date:	3/3/11

1.

[***] = CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE A

Product License Schedule FORM

This Product License Schedule is issued pursuant to the Software License, Customization and Maintenance Agreement (the “Agreement”) executed by and between Bank of America, N.A. (“Bank of America”) and Cardlytics, (“Supplier”) and incorporates by reference all of the terms and conditions of the Agreement.

TERM FOR ORDERING

A.	Software

This Schedule constitutes an Order in accordance with the terms of the Agreement.

B.	Payment Schedule for Source Code delivery as outlined in Section 2.7

•	Beginning three (3) years after the General Services Agreement Effective Date, the Supplier Software version in place one (1) year following the Service reaching 10,000,000 Users $[***]

•	The latest commercially available version, or earlier versions at Bank of America’s option, of the Supplier Software:

•	Beginning 3 years after the General Services Agreement Effective Date or one (1) year following the Service reaching 10,000,000 Users, whichever is later, if Supplier has failed to meet either of the Performance Adjustments as outlined in Schedule B of the General Services Agreement for six (6) consecutive months. $[***]

•	Beginning 3 years after the General Services Agreement Effective Date and one (1) year following the National Launch date and Supplier has met both of the Performance Adjustments as outlined in Schedule B of the General Services Agreement. Bank of America Total Revenue Share minus Supplier Total Revenue share for the preceding twelve (12) months

•	At any time if Supplier materially breaches either Agreement $[***]

C.	Maintenance Services

No-charge Maintenance Services shall be provided from the Delivery Date through the Warranty Period. The first paid (Initial) Maintenance Term shall commence upon expiration of the Warranty Period and shall continue for twelve (12) months thereafter. Thereafter, the Maintenance Term shall automatically renew for successive period, 12 months, on the terms and conditions of this Agreement unless Bank of America terminates Maintenance Services pursuant to this Agreement. Bank of America may terminate Maintenance Services for convenience at any time in accordance with the Section entitled “Termination” of the Agreement. If Bank of America terminates the Maintenance Services, Bank of America shall have the right to reinstate the Maintenance Services without paying any reinstatement fee. During the initial Maintenance Term and any renewal term, Maintenance Fees shall be paid in the increments described below under “Payment Terms.”

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PRODUCTS

LICENSED PROGRAMS:	PROGRAM MATERIALS:	PLATFORM:

The Software consists of the following:	The Program Materials include the following:	The Platform consists of the following:

Cardlytics OPS (Offer Placement System) Version 3.0	Installation Guides Operational Guides	Computer: database servers, application servers and web servers Operating System: Microsoft.net and SQL 2008 Other Required Components Client side ad serving technology
PAYMENT TERMS

The Software License and Maintenance will be provided at no charge.

Proprietary to Bank of America	Page A-3	vTIP2010

[***] = CONFIDENTIAL TREATMENT REQUESTED

PAYMENT TERMS

DELIVERY/INSTALLATION DATES	ACCEPTANCE PERIOD	MAINTENANCE PERIOD	WARRANTY PERIOD DURATION

Delivery Date: TBD Installation Date: TBD	The period commencing on the Installation Date and continuing for the number of days specified: 120 days	Notwithstanding anything set forth elsewhere in this Agreement (or below), the Maintenance Period shall be twenty- four (24) hours per day, seven (7) days per week, including Bank of America holidays.	120 days

METHOD OF DELIVERY AND STATE WHERE SOFTWARE AND DOCUMENTATION ARE RECEIVED

The method of delivery and name of the State where Supplier shall deliver and Bank of America shall receive Software and Documentation:

    TBD

TRAINING

Supplier shall provide the following training classes pursuant to this Agreement in connection with installation of the first copy of the Software.

Date:

INSTALLATION SUPPORT

In addition to the installation support provided pursuant to the Section entitled “Ordering, Delivery and Installation,” Supplier shall provide Bank of America the following installation services:

Installation Support will be handled in a separate agreement

NON-MAINTENANCE SERVICES SUPPORT

Support services shall be provided at the Time and Materials rates set forth in the Price List.

RELATIONSHIP MANAGERS

The following shall be the Relationship Managers for the parties:

	Bank of America:	Cardlytics:
	Brian Woodward	Jason Brooks

Address:	[***]	[***]

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SOURCE CODE INSTALLATION SITE

Bank of America shall maintain its copy of the Source Code on the terms of this Agreement at the following address:

Address:	TBD

INSTALLATION SITE

Address:	TBD

INVOICE ADDRESS(ES)

Licenses:

N/A

Maintenance:

N/A

Proprietary to Bank of America	Page A-5	vTIP2010